Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated as of February 26, 2026, among CO ACQUISITION VEHICLE LLC, a Delaware limited liability company (“Borrower”), SIHAM BOUZIANE TIGOUDAR (“Pledgor”), the Lenders party hereto and CHICAGO ATLANTIC ADMIN, LLC, as Administrative Agent (in such capacity, “Administrative Agent”).

RECITALS:

WHEREAS, reference is made to that certain Loan and Security Agreement dated as of September 30, 2025 (the “Existing Loan Agreement”); and

WHEREAS, Borrower has requested that Administrative Agent and Lenders agree to amend certain provisions of the Existing Loan Agreement, and, subject to the terms and conditions of this Amendment, Administrative Agent and Lenders have agreed to such request;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                Amendments to Loan Agreement.

(a)            The Existing Loan Agreement is hereby modified and amended by amending and restating the Existing Loan Agreement in its entirety to read in the form of Exhibit A attached hereto (the Existing Loan Agreement, as so amended and as otherwise amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Loan Agreement).

(b)            The Schedule and Exhibit to the Existing Loan Agreement shall not be modified or otherwise affected hereby.

2.                Reaffirmation of Obligations. Each of Borrower and Pledgor hereby (a) reaffirms and confirms (i) the execution and delivery of, and all of its obligations under, the Loan Documents to which it is a party, and agrees that this Amendment does not operate to reduce or discharge Borrower’s or Pledgor’s obligations under such Loan Documents or constitute a novation of any indebtedness or other obligations under any Loan Documents, and (ii) its guarantees, pledges, grants and other undertakings under the Loan Agreement and the other Loan Documents to which it is a party, (b) agrees that (i) each Loan Document to which it is a party shall continue to be in full force and effect and (ii) all guarantees, pledges, grants and other undertakings thereunder shall continue to be in full force and effect and shall accrue to the benefit of the Secured Creditors and (c) grants, reaffirms and confirms the continuing security interests in its respective assets granted in favor of Administrative Agent pursuant to the Loan Documents. Each of Borrower and Pledgor hereby acknowledges and consents to the transactions contemplated by, and the execution and delivery of, this Amendment.

3.                Release of Pledgor.

(a)            Subject to the terms and conditions set forth herein, each of Administrative Agent and Lenders hereby agree that, immediately after the effectiveness of the acquisition of Borrower by a wholly owned direct or indirect Subsidiary of Vireo Growth (the “Acquisition”), (i) Pledgor shall be deemed released from all obligations, agreements and covenants in connection with the Loan Agreement and the other Loan Documents and (ii) all security interests and other Liens that were granted by Pledgor to Administrative Agent, for the benefit of the Secured Creditors, under the Pledge Agreement to which Pledgor is a party in, on or against the assets of Pledgor shall be automatically terminated and released. The foregoing release does not and shall not in any manner affect the obligations and liabilities of Borrower under the Loan Agreement and each of the other Loan Documents, and such obligations and liabilities and each Loan Document shall remain in full force and effect.

(b)            Administrative Agent agrees it will, promptly after its confirmation of the closing of the Acquisition and solely at cost and expense of Borrower, file a termination of that certain UCC financing statement number 251002-135002 dated October 2, 2025, filed against Pledgor with the Maryland Department of Assessments and Taxations.

4.                Conditions Precedent to Effectiveness. This Amendment shall become effective as of the date of this Amendment when, and only when, Administrative Agent shall have received, in form and substance satisfactory to Administrative Agent, counterparts of this Amendment, duly executed by Administrative Agent, Lenders, Borrower and Pledgor.

5.                Release. As consideration for Administrative Agent and Lenders agreeing to release Pledgor from its obligations set forth in the Loan Agreement and each other Loan Document as provided herein, Pledgor knowingly and voluntarily agrees that, immediately and automatically upon its release from its obligations under the Loan Agreement and any other Loan Document as provided herein, Pledgor shall be deemed to have released, discharged and forever waived and relinquished any and all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatsoever kind or nature, whether known or unknown, which it has, may have, or might have or may assert now or in the future against Administrative Agent, any Lender, their agents, employees, officers, directors, predecessors, attorneys and all others acting on behalf of or at the direction of Administrative Agent or any Lender (each, “Releasee”), directly or indirectly, arising out of, based upon or in any manner connected with any transaction, event, circumstance, action, failure to act or occurrence of any sort or type, in each case related to, arising from or in connection with the Loans, the Collateral, the Loan Agreement, any other Loan Document or any transaction described therein which occurred, existed, was taken, permitted or begun prior to and through the date on which Pledgor is released from such obligations. Without limiting the generality of the foregoing, Pledgor waives and affirmatively agrees not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights it has or may have under, or in connection with, the Loans, the Collateral, the Loan Agreement, any other Loan Document or any transaction described therein as of the date hereof, including, but not limited to, the rights to contest any conduct of Administrative Agent, any Lender or any other Releasee on or prior to the date on which Pledgor is released from such obligations.

6.                Incorporation by Reference. Sections 11.7, 11.13, 11.14 (other than as to governing law) and 11.15 of the Loan Agreement are hereby incorporated by reference, mutatis mutandis, as if such Sections were set forth in full herein.

7.                Miscellaneous.

(a)            Amendment, Modification and Waiver. This Amendment may not be amended, and no provision hereof may be waived, except pursuant to a writing signed by each of the parties hereto.

(b)            Governing Law. This Amendment and any claims controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to conflicts of law provisions which would result in the application of the laws of any other jurisdiction.

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(c)            Severability. Any term or provision of this Amendment that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Amendment or affecting the validity or enforceability of any of the terms or provisions of this Amendment in any other jurisdiction. If any provision of this Amendment is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

(d)            Integration. This Amendment, the Loan Agreement (as amended hereby) and the other Loan Documents constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(e)            Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

(f)             Reference to and Effect on the Loan Agreement and the Other Loan Documents. On and after the date hereof, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “herein” or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to the “Loan Agreement”, “thereunder”, “thereof” or words of like import referring to the Loan Agreement shall mean and be a reference to the Existing Loan Agreement as amended by this Amendment. Except as specifically amended by this Amendment, the Existing Loan Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed and this Amendment shall not be considered a novation. The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Administrative Agent or Lender under, the Existing Loan Agreement or any other Loan Document. This Amendment shall be deemed to be a Loan Document as defined in the Loan Agreement.

8.                Construction. This Amendment has been prepared through the joint efforts of all of the parties hereto. Neither the provisions of this Amendment, nor any alleged ambiguity herein, shall be interpreted or resolved against any party on the grounds that such party or its counsel drafted this Amendment, or based on any other rule of strict construction. Each of the parties represents that such party has carefully read this Amendment and that such party knows the contents hereof and has signed the same freely and voluntarily.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered effective as of the date hereof.

BORROWER:

CO ACQUISITION VEHICLE LLC

By:	/s/ Siham Bouziane Tigoudar
Name:	Siham Bouziane Tigoudar
Title:	Sole Member

PLEDGOR:

/s/ SIHAM BOUZIANE TIGOUDAR
SIHAM BOUZIANE TIGOUDAR

First Amendment to Loan and Security Agreement

ADMINISTRATIVE AGENT AND LENDERS:

CHICAGO ATLANTIC ADMIN, LLC, as Administrative Agent

By:	/s/ Peter Sack
Name:	Peter Sack
Title:	Authorized Person

CHICAGO ATLANTIC OPPORTUNITY FINANCE, LLC, as a Lender

By:	/s/ Peter Sack
Name:	Peter Sack
Title:	Authorized Person

CHICAGO ATLANTIC BDC, INC., as a Lender

By:	/s/ Peter Sack
Name:	Peter Sack
Title:	Authorized Person

First Amendment to Loan and Security Agreement

EXHIBIT A

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is dated as of September 30, 2025 (the “Closing Date”), and is among CO ACQUISITION VEHICLE LLC, a Delaware limited liability company (“Parent”; together with each other Person that becomes a borrower hereunder, each a “Borrower”, and collectively, jointly and severally, “Borrowers”), each Person party hereto as a Guarantor (as defined below) from time to time, the creditors which are now or which hereafter become a party hereto (collectively, “Lenders” and each, a “Lender”), and CHICAGO ATLANTIC ADMIN, LLC (“Chicago Atlantic”), as Administrative Agent.

recitals

WHEREAS, Borrowers have asked Lenders to extend a term loan facility to Borrowers; and

WHEREAS, subject to and upon the terms and conditions herein set forth, each Lender is willing to provide such financing to Borrowers;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.            DEFINITIONS

1.1             Defined Terms. When used in this Agreement, including any Schedule or Exhibit, the following terms shall have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, whether by merger or otherwise, in (a) the acquisition of all or substantially all of the assets of any Person, business or division of a Person or (b) the acquisition of in excess of 50.00% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary.

“Administrative Agent” means Chicago Atlantic, in its capacity as administrative agent appointed under Section 10.1, or any successor administrative agent engaged in accordance with the terms of Section 10.9.

“Affiliate” means, with respect to any Person, any Person which, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, control of a Person means the power, direct or indirect, to (a) vote more than 50.00% of the Equity Interests or other form of ownership interest having ordinary voting power for the election of directors (or the comparable equivalent) of such Person or (b) direct or cause the direction of the management and policies of such Person, in each case whether through the ownership of any Equity Interest, by contract or otherwise. Neither Administrative Agent nor any Lender shall be an Affiliate of any Obligor for purposes of this Agreement or any other Loan Document.

“Aggregate Commitment” means $26,000,000.

“Agreement” means this Loan and Security Agreement, together with all Schedules and Exhibits and all Information Certificates, in each case whether now or hereafter annexed thereto.

“Allocable Amount” shall have the meaning set forth in Section 2.11(d).

[***]

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Obligor, any Pledgor or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Asset Disposition” means any sale, assignment, lease, exchange, conveyance, transfer or other disposition by any Person (whether in one or a series of transactions) of all or any of its assets, business or other properties (including Equity Interests of Subsidiaries).

“Authorized Officer” means, as to any Obligor, any executive officer or Financial Officer of such Person or of the sole member of such Person, if such Person is managed by its sole member and has no such officers, and any other officer or similar official thereof with significant responsibility for the administration of the obligations of such Person or of the sole member of such Person, if such Person is managed by its sole member and has no such officers, in respect of this Agreement and the other Loan Documents.

“Available Investment Amount” shall have the meaning set forth in Section 2.2(c).

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.).

“Board” means any Obligor’s governing body, as set forth in such Person’s Organic Documents.

“Books” means all books and records relating to any Person’s existence, governance, financial condition or operations, or any of the Collateral, regardless of the medium in which any such information may be recorded.

“Borrower” and “Borrowers” shall have the meanings set forth in the Preamble.

“Business Day” means any day of the week, excluding Saturdays, Sundays and any day on which banks in the State of Illinois or the State of New York are authorized or required to be closed.

“Cannabis Business” means (a) the business of acquiring, cultivating, manufacturing, extracting, testing, producing, processing, possessing, selling (at retail or wholesale), dispensing, donating, distributing, transporting, packaging, labeling, marketing or disposing of cannabis, marijuana or related substances or products containing or relating to the same, and all ancillary activities related to the foregoing, including leasing the Real Property on which any such activity is conducted and (b) the business of managing or supporting the business described in clause (a) above, and all ancillary or complimentary activities related to the foregoing, including owning the Real Property on which any such activity is conducted.

“Cannabis Licenses” means each Permit required to be held by any Obligor, any Subsidiary of any Obligor or any Managed Entity, or that any Obligor, any Subsidiary of any Obligor or any Managed Entity must have rights to use, to conduct its Cannabis Business in compliance with applicable US State Cannabis Laws, including the Permits listed on Schedule 22 of each Information Certificate.

“Capital Expenditures” means, for any period, the aggregate cost of all capital assets acquired by Obligors and their respective Subsidiaries during such period, as determined in accordance with GAAP.

“Capitalized Lease Obligations” means, as applied to any Person, all obligations under Capitalized Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Capitalized Leases” means, as applied to any Person, all leases of property that have been or should be, in accordance with GAAP, recorded as capitalized leases on the balance sheet of such Person or any of its Subsidiaries, on a consolidated basis; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person.

“Change in Law” means any adverse change after the Closing Date in applicable law, including US Federal Cannabis Law or US State Cannabis Law, or the application, administration or interpretation thereof by any Governmental Authority, (a) that would make it unlawful for Administrative Agent or any Lender to (i) continue to be a party to any Loan Document, (ii) perform any of its obligations hereunder or under any other Loan Document or (iii) to fund or maintain the Loans, (b) pursuant to which any Governmental Authority has enjoined Administrative Agent or any Lender from (i) continuing to be a party to any Loan Document, (ii) performing any of its obligations hereunder or under any other Loan Document or (iii) funding or maintaining the Loans or (c) pursuant to which any Governmental Authority requires (i) confidential information from or disclosure of confidential information about any investor in Administrative Agent, any Lender or any Affiliate thereof or (ii) Administrative Agent or any Lender to obtain any Permit, in each case, to (A) continue to be a party to any Loan Document, (B) perform any of its obligations hereunder or under any other Loan Document or (C) fund or maintain the Loans.

“Change of Control” means any of the following (or any combination of the following) whether arising from any single transaction event or series of related transactions or events that, individually or in the aggregate, result in: (a) Siham Bouziane Tigoudar, or any multi-state cannabis operator whose Equity Interests are publicly traded and whose market capitalization is at least $200,000,000, ceasing to own and control, directly or indirectly, 100.00% of the Equity Interests of Parent; (c) any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than any multi-state cannabis operator whose Equity Interests are publicly traded and whose market capitalization is at least $200,000,000, becoming the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of Equity Interests of Parent ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the members of the Board of Parent, who did not have such power before such transaction; (d) the sale, transfer or other disposition of all or substantially all assets of Parent and the other Obligors, taken as a whole; (e) Vireo Growth ceasing to own and control, free and clear of any Liens (other than Permitted Liens), directly or indirectly, at least a majority of the Equity Interests of Vireo Rocky Mountain or failing to have the power to (directly or indirectly) direct or cause the direction of the management and policies of Vireo Rocky Mountain; or (f) other than (i) pursuant to any Permitted Asset Disposition, (ii) any other transaction permitted under Section 7.4(b) or (iii) as provided in clause (e) above, any Obligor ceasing to own and control, free and clear of any Liens (other than Permitted Liens), directly or indirectly, or failing to have the power to (directly or indirectly) direct or cause the direction of the management and policies of, at least the percentage of the Equity Interests of each of its Subsidiaries held by such Obligor on the First Amendment Date or the date of creation or acquisition thereof, as the case may be.

“Chicago Atlantic” shall have the meaning set forth in the Preamble.

“Closing Date” shall have the meaning set forth in the Preamble.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, other than any Excluded Assets, (a) the Obligor Collateral and (b) all property described in any of the other Loan Documents as security for the payment or performance of any of the Obligations.

“Collateral Assignments of Lease” means, collectively, those certain Collateral Assignments of Lease executed from time to time, each between the applicable Obligor and Administrative Agent, in form and substance satisfactory to Administrative Agent.

“Collateral Assignments of Management Services Agreement” means, collectively, those certain Collateral Assignments of Management Services Agreement executed from time to time, each between the applicable Obligor and Administrative Agent and consented to by the applicable Managed Entity, in form and substance satisfactory to Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consulting Agreement” shall have the meaning set forth in the Vireo Rocky Mountain Loan Agreement.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to: (a) any indebtedness, mandatory dividend, letter of credit or other similar obligation of another Person, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (b) any obligations with respect to undrawn letters of credit issued or provided for the account of that Person; and (c) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the Ordinary Course of Business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the Contingent Obligation arrangement.

“Contributing Parties” shall have the meaning set forth in Section 2.11(d).

“Controlled Account” means any Deposit Account, Securities Account or Commodity Account subject to a Controlled Account Agreement.

“Controlled Account Agreement” means a tri-party deposit account, securities account or commodity account control agreement by and among the applicable Obligor, Administrative Agent and the applicable depository bank, securities intermediary or commodity intermediary, each in form and substance reasonably satisfactory to Administrative Agent, and in any event providing to Administrative Agent “control” of a Deposit Account, Securities Account or Commodity Account, as applicable, within the meaning of Articles 8 and 9 of the UCC, as applicable.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions in effect from time to time.

“Default” means an event, act or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

“Default Rate” means, with respect to any Obligations and during any time that an Event of Default exists, a rate equal to the Interest Rate plus 10.00% per annum.

“Disbursement Letter” means that certain Disbursement Letter dated the date hereof from Parent to Administrative Agent.

“Disqualified Institution” means [***]

“Distribution” means, in respect of any Person, (a) any payment, distribution, dividend or transfer of cash or other assets by such Person constituting a dividend, return of capital, and other payment in respect of the Equity Interests of such Person (except distributions in such Equity Interests) and (b) any purchase, redemption or other acquisition or retirement for value of any Equity Interests of such Person; provided, that (x) no purchase, redemption or other acquisition or retirement for value of Equity Interests of Vireo Rocky Mountain in exchange for Vireo Growth Equity Interests contemplated under the Restructuring Support Agreement shall be considered a Distribution, and (y) no payments to any Secured Creditor under this Agreement, any other Loan Document or under any Vireo Rocky Mountain Loan Document shall be considered a Distribution.

“Dollars” and the sign “$” each mean the lawful money of the United States.

“Earnout Payments” means the contingent liabilities and indebtedness incurred in connection with any Acquisition which became non-contingent and payable upon the occurrence of certain performance criteria set forth in the applicable Acquisition’s purchase documents.

“Eligible Assignee” means a Person who is (a) not Parent or any of Parent’s Subsidiaries, (b) organized under the laws of the United States or any state or territory thereof or the District of Columbia, provided that such Person is not classified as an entity that is disregarded from a Person that is not organized under the laws of the United States or any state or territory thereof or the District of Columbia for U.S. federal income tax purposes, (c) not a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) and (d) not a Disqualified Institution.

“Environmental Indemnity Agreement” means, collectively, those certain Environmental Indemnity Agreements executed from time to time, each by one or more Obligors to and for the benefit of Administrative Agent.

“Environmental Laws” means all federal, state, district, local and foreign laws, rules, regulations, ordinances or consent decrees relating to health, safety, hazardous substances, pollution or environmental matters, as now or at any time hereafter in effect, applicable to any Obligor’s business or facilities owned or operated by any Obligor, including laws relating to emissions, discharges, Releases or threatened Releases of pollutants, contamination, chemicals, hazardous, toxic or dangerous substances, materials or wastes into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including for damages, costs of environmental remediation or monitoring, fines, penalties, consultants’ or attorneys’ fees and indemnities), directly or indirectly resulting from or based upon (a) non-compliance with any Environmental Law or any Governmental Authority approval required thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“EOD Threshold Amount” means $3,000,000.

“Equity Interest” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, partnership, limited partnership or membership interests, joint venture interests, units, limited liability company interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Event of Default” means any event or condition described in Section 8.1.

“Excluded Accounts” means any deposit accounts, securities accounts or other similar accounts (a) into which there are deposited no funds other than those intended solely to cover payroll, employee wage and benefits and accrued and unpaid employee obligations and the applicable Obligor does not deposit or maintain funds in any such account in excess of amounts necessary to fund three months of payroll liabilities or other wage and employee benefit payments, (b) that are withholding and escrow, fiduciary or trust accounts or similar accounts (in each case, only to the extent held exclusively for the benefit of an unaffiliated third party and used exclusively for such purposes and the applicable Obligor does not deposit or maintain funds in any such account in excess of amounts required by such Obligor’s agreement with such unaffiliated third party), (c) constituting zero balance accounts and (d) other than the accounts set forth in the preceding clauses (a) through (c), in which the monthly average balance of funds on deposit in the aggregate for all such accounts is less than the Threshold Amount.

“Excluded Assets” shall have the meaning set forth in Section 3.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12(g) and (d) any withholding Taxes imposed under FATCA.

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Obligor or any Subsidiary thereof not in the Ordinary Course of Business (and not consisting of proceeds described in Section 2.4(b)(i), 2.4(b)(ii) or 2.4(b)(iii)), including: (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action to the extent not used to pay any corresponding cause of action or to reimburse such Obligor or such Subsidiary for amounts previously expended, (b) indemnification payments received by such Obligor or such Subsidiary to the extent not used or anticipated to be used to pay any corresponding liability or reimburse such Obligor or such Subsidiary for the payment of any such liability, (c) any purchase price adjustment received in connection with any purchase agreement, (d) pension plan reversions, net of Taxes paid or payable with respect to such amounts, (e) insurance proceeds not received in connection with a Casualty Event and (f) payments received in connection with any taking of any assets of a Person by eminent domain proceedings.

“FATCA” means Sections 1471 through 1474 of the Code, as of First Amendment Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) for each day during such period equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by Administrative Agent.

“Fees” means the Make-Whole Amount and any other express fees pursuant to any fee letter between Borrowers and Administrative Agent.

“Financial Officer” means any of the chief financial officer, vice president of finance, principal accounting officer, treasurer, controller or other senior financial officer of the applicable Obligor or of the sole member of the applicable Obligor, if such Obligor is managed by its sole member and has no such officers.

“First Amendment” means that certain First Amendment to Loan and Security Agreement, dated as of the First Amendment Date, among Parent, the Pledgor party to a Pledge Agreement as of the First Amendment Date, the Lenders party thereto and Administrative Agent.

“First Amendment Date” means February 26, 2026.

“Fiscal Year” means the fiscal year of Obligors and their respective Subsidiaries, which period shall be the 12-fiscal month period ending on December 31 of each year.

“Foreign Lender” means (a) if any Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if any Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Fiscal Year” means the fiscal year of Borrowers and their respective Subsidiaries, which period shall be the 12- fiscal month period ending on December 31 of each year.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, including any central bank stock exchange regulatory body arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantor” means (a) each Borrower under this Agreement as to each other Borrower, (b) each Person who becomes a guarantor of the Obligations pursuant to Section 6.12(b) and (c) any other Person who may guarantee, pursuant to a written agreement, payment or collection of any of the Obligations.

“Guaranty” means each guaranty now or hereafter executed by a Guarantor with respect to any of the Obligations, including the guaranty set forth in Section 9.

“Hazardous Materials” means any hazardous, toxic or dangerous substance, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents or any other similar substances, materials or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law); provided that cannabis and marijuana are explicitly excluded from the definition of Hazardous Materials, as are any substances or products that would be deemed Hazardous Materials solely because they contain cannabis or marijuana, in each case, to the extent such substances are deemed hazardous solely because cannabis and marijuana are unlawful under US Federal Cannabis Law.

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            the maximum amount (after giving effect to any reductions or prior drawings which have been reimbursed) of all direct obligations or Contingent Obligations of such Person arising under letters of credit (including standby and commercial) (other than to the extent cash collateralized), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)            obligations under any Hedging Agreement, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement;

(d)            all obligations of such Person to pay the deferred purchase price of property or services (other than current trade payables incurred in the Ordinary Course of Business), purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, including Earnout Payments;

(e)            indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (but if limited in recourse or that Person has not assumed or otherwise become liable for that indebtedness, then that indebtedness will be measured at the lesser of (i) the aggregate principal amount of such indebtedness and (ii) the fair market value of the property securing that indebtedness as determined by such Person in good faith, in each case at the applicable time of determination);

(f)             all Capitalized Lease Obligations;

(g)            all Equity Interests of such Person subject to repurchase or redemption rights or obligations (excluding repurchases or redemptions at the sole option of such Person);

(h)            all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; and

(i)             any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Claims” means all claims, demands, liabilities, obligations, losses, damages, fines, fees, penalties, actions, judgments, suits, awards, remedial response costs, expenses or disbursements of any kind or nature whatsoever (including attorneys’, accountants’, auctioneers’, consultants’ or paralegals’ fees and expenses), which may at any time be imposed on, incurred by or asserted against any Indemnitee in any way relating to or arising out of this Agreement, any other Loan Document, or any other document contemplated by this Agreement, including any of the foregoing in any way relating to or arising out of (a) the administration, performance or enforcement by Administrative Agent or any Lender of any of the Loan Documents or consummation of any of the transactions described therein, (b) the existence of, perfection of, a Lien upon or the sale or collection of or other realization upon any Collateral, (c) the breach of any representation or warranty under this Agreement or any other Loan Document or (d) the failure of any Obligor or any Pledgor to observe, perform or discharge any of such Obligor’s or such Pledgor’s covenants or duties under any of the Loan Documents, in each case including any cost or expense incurred by any Indemnitee in connection with any investigation, litigation, arbitration or other judicial or non-judicial proceeding, whether or not such Indemnitee is a party thereto.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitees” means Administrative Agent, each Lender and each of their respective officers, directors, members, managers, partners, agents, advisors, attorneys and Affiliates.

“Information Certificate” means that certain Information Certificate dated the Closing Date and executed by Parent in favor of Administrative Agent and Lenders, and each other Information Certificate delivered pursuant to Section 6.12(b), in each case, as Schedule 22 is updated from time to time pursuant to Section 6.5(f).

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under any Debtor Relief Law.

“Interest Rate” means 20.00% per annum.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Lease” means any lease or similar agreement attached to or executed in connection with any Real Property to which an Obligor is a party.

“Lender” and “Lenders” shall have the meanings set forth in the Preamble.

“Lender Expenses” means all of the following, without duplication: (a) subject to Section 2.12, Taxes required to be paid by an Obligor under the Loan Documents that are paid or advanced by Administrative Agent or any Lender; (b) subject to Section 2.12, Taxes levied on, or assessed, placed or made against any of the Collateral, any Loan Documents or the Obligations; (c) insurance (including title insurance) premiums required to be paid by an Obligor under the Loan Documents that are paid or advanced by Administrative Agent or any Lender; (d) filing, recording, publication and search fees paid or incurred by Administrative Agent in connection with the Loan Documents, the Collateral or the Obligations, including all recording fees and, subject to Section 2.12, Taxes imposed in connection with such filings, recordings, publications and searches; (e) the reasonable and invoiced (in summary form) out-of-pocket costs, fees (including attorneys’, paralegals’, auctioneers’, appraisers’, financial advisors’, agents’ or consultants’ fees) and expenses incurred by Administrative Agent or, if an Event of Default has occurred and is continuing, any Lender (i) to inspect, copy, audit or examine the Books of any Obligor or inspect, count, appraise or examine any Collateral or obtain any quality of earnings report, (ii) to monitor or obtain compliance with this Agreement and the other Loan Documents and to otherwise administer the Transactions (including all due diligence costs, fees and expenses), (iii) to correct any Default or Event of Default or enforce any provision of any of the Loan Documents, whether or not litigation is commenced, (iv) in connection with any restructuring, repayment, refinancing or “workout” of the transactions contemplated by this Agreement or any other Loan Document (whether or not the transactions contemplated hereby or thereby shall be consummated), (v) in gaining possession of, maintaining, handling, protecting, preserving, insuring, storing, shipping, preparing for sale, advertising for sale, selling or foreclosing a Lien upon any of the Collateral, whether or not a sale is consummated, (v) in collecting any Accounts or recovering any of the Obligations, (vi) in structuring, drafting, reviewing, negotiating, syndicating or preparing any of the Loan Documents or any amendment, modification or waiver of any of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated) or (vii) in defending the validity, perfection, priority or enforceability of Liens; provided, however, any costs, fees or expenses pursuant to this sentence incurred in relation to any legal services shall be limited to the reasonable and invoiced (in summary form) out-of-pocket costs, fees and expenses of one primary firm of outside legal counsel to Administrative Agent and Lenders, and, if deemed reasonably necessary by Administrative Agent, of one firm of regulatory counsel and one firm of local counsel to Administrative Agent and Lenders in each appropriate jurisdiction (which may include a single firm of local counsel to Administrative Agent and Lenders acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest (as reasonably determined by the applicable Lenders), one additional firm of counsel for each group of similarly situated Lenders; and (f) reasonable and documented out-of-pocket travel and other out-of-pocket expenses (including all travel, meal and lodging expenses) in connection with attendance at Board meetings by the representatives of Administrative Agent. Notwithstanding the foregoing, in no event shall Lender Expenses include any Excluded Taxes or Indemnified Taxes.

“Licensing Divisions” means each Governmental Authority authorized under any US State Cannabis Laws to regulate the growth, processing, manufacturing, testing, transportation, distribution, dispensation, and sale of cannabis.

“Lien” means any lien (statutory or other) mortgage, pledge, hypothecation, assignment, security interest, encumbrance, charge, claim, restriction on transfer or similar restriction or other security arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

“Lien Waiver” means the waiver or subordination of Liens satisfactory to Administrative Agent from a lessor, mortgagee, warehouse operator, bailee, processor or other third party that may have a Lien upon any Collateral that is in such third party’s possession or is located or leased by such party to an Obligor, by which such Person shall waive or subordinate its Liens and claims with respect to any Collateral in favor of Administrative Agent and shall assure Administrative Agent’s access to any Collateral for the purpose of allowing Administrative Agent to enforce its rights and Liens with respect thereto.

“Liquidity” shall have the meaning set forth in the Vireo Rocky Mountain Loan Agreement.

“Loan Account” shall have the meaning set forth in Section 2.8(c).

“Loan Commitment” means, as to any Lender, the loan commitment amount set forth opposite such Lender’s name on Schedule 1 on the Closing Date, as such amount may be adjusted from time to time by assignment by any Lender pursuant to Section 11.6.

“Loan Commitment Ratio” means, with respect to any Lender, the ratio, expressed as a percentage, of (a) the Loan Commitment of such Lender, divided by (b) the Loan Commitments of all of Lenders; provided, however, that, notwithstanding anything to the contrary in this Agreement, Lenders are permitted to fund the Loans in the amounts agreed to by such Lenders.

“Loan Documents” means, collectively, this Agreement, each Note, each Guaranty, each Information Certificate, the Disbursement Letter, each Pledge Agreement, each Collateral Assignment of Management Services Agreement, each Controlled Account Agreement, each Mortgage, each Environmental Indemnity Agreement, each Collateral Assignment of Lease, each Lien Waiver, each subordination or intercreditor agreement to which Administrative Agent is a party and all other documents, instruments, certificates and agreements executed or delivered in connection with or contemplated by this Agreement. No document or agreement between or among (a) one or more Obligors, on the one hand, and (b) one or more Secured Creditors in a capacity other than as a Secured Creditor, on the other hand, shall be a Loan Document, including the Vireo Rocky Mountain Management Agreement, any Management Services Agreement, [***], the PharmaCann Transaction Documents, the Consulting Agreement or the Vireo Rocky Mountain Loan Documents.

“Loans” means, collectively, the amounts advanced by Lenders to Borrowers pursuant to Section 2.1.

“Make-Whole Amount” means, with respect to (a) any prepayment of the Loans, including pursuant to Section 2.2(c), if Loans in the aggregate amount of $16,000,000 or more have been prepaid on or prior to the date of such prepayment, or (b) any repayment in connection with an acceleration of the Loans prior to the Maturity Date, and, in each case of clauses (a) and (b) above, such prepayment or repayment occurs on or prior to March 30, 2027, an amount equal to the sum of all payments of interest on the Loans, if no prepayment or repayment of such Loans was made on or prior to March 30, 2027.

“Managed Entity” means any Person engaged in a Cannabis Business, in each case, that enters into a Management Services Agreement with an Obligor with respect to any Cannabis Business.

“Management Services Agreement” means a management services agreement or other similar agreement between an Obligor, as manager or in any similar capacity, on the one hand, and a Managed Entity, on the other hand. Neither the Consulting Agreement nor the Vireo Rocky Mountain Management Agreement is a Management Services Agreement.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable, of the United States Securities Exchange Act of 1934.

“Material Adverse Effect” means the effect of any event, condition, action, omission or circumstance, which, alone or when taken together with other events, conditions, actions, omissions or circumstances occurring or existing concurrently therewith, (a) has, or with the passage of time is reasonably likely to have, a material adverse effect upon the business, operations, properties or condition (financial or otherwise) of Parent and the other Obligors, taken as a whole, (b) has or could be reasonably expected to have any material adverse effect upon the validity or enforceability of this Agreement or any of the other material Loan Documents, (c) has any material adverse effect upon the title to or value of any material part of the Collateral, the Liens of Administrative Agent with respect to the Collateral or the priority of any such Liens (other than as a result of voluntary and intentional discharge of any such Lien by Administrative Agent), (d) materially impairs the ability of any Obligor or any Pledgor to perform its obligations under any of the Loan Documents, including repayment of any of the Obligations when due, or (e) materially impairs the ability of Administrative Agent or any Lender to enforce or collect the Obligations or realize upon any of the Collateral in accordance with the Loan Documents or applicable law.

“Material Cannabis License” means any Cannabis License that constitutes a Material Contract.

“Material Contracts” means (a) any contract or agreement evidencing, securing or pertaining to any Indebtedness or other obligations, or any guaranty thereof, in a principal amount exceeding the Threshold Amount, (b) any operating lease (including any Lease) where annual rentals exceed the Threshold Amount, (c) any Management Services Agreement where annual cash compensation to an Obligor is paid is in excess of the Threshold Amount, (d) the MMT Acquisition Agreement, (e) any Cannabis License generating annual revenue in excess of the Threshold Amount, (f) any contract or agreement (other than the contracts and agreements set forth in the foregoing clauses (a) through (e)) which involves aggregate consideration payable to or by any Person in excess of the Threshold Amount on an annual basis or (g) any other contract or agreement the termination of which (without contemporaneous replacement of substantially equivalent value) could reasonably be expected to have a Material Adverse Effect, including any management, rental, service, supply, security, maintenance, or similar contract.

“Maturity Date” means December 31, 2029.

“MMT Acquisition” means the acquisition by Vireo Rocky Mountain of certain assets of the Company Parties (as defined in the MMT Acquisition Agreement) pursuant to the MMT Acquisition Documents.

“MMT Acquisition Agreement” means that certain Asset Purchase Agreement dated as of November 13, 2025, by and among Vireo Rocky Mountain, Medicine Man Technologies, Inc. and certain of its Subsidiaries party thereto, as sellers, and the other Persons party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“MMT Acquisition Documents” means, collectively, the MMT Acquisition Agreement and the other agreements, documents and instruments executed in connection with the MMT Acquisition Agreement.

“Mortgage” means each mortgage, deed of trust, or deed to secure debt, trust deed, assignment of leases and rents or other security document granted by any applicable Obligor to Administrative Agent, for the benefit of Secured Creditors, in respect of any Real Property owned by such Obligor, in form and substance reasonably acceptable to Administrative Agent.

“Mortgaged Property” means any Real Property subject to a Mortgage.

“Negotiable Collateral” shall have the meaning set forth in Section 3.1(g).

“Net Cash Proceeds” means, with respect to any Asset Disposition, Casualty Event or other loss of assets by any Obligor or any issuance by any Obligor of any Equity Interests or the incurrence by any Obligor of any Indebtedness (other than Permitted Indebtedness), the aggregate amount of cash received for such assets or Equity Interests, or as a result of such Indebtedness, net of reasonable and customary transaction costs properly attributable to such transaction and payable by any Obligor to a non-Affiliate in connection with such Asset Disposition, Casualty Event or other loss of assets or the issuance of any Equity Interests or the incurrence of any Indebtedness, including sales commissions and underwriting discounts.

“Note” means a promissory note (or amended and restated promissory note) in a form acceptable to Administrative Agent and the applicable Lender.

“Obligations” means all indebtedness, liabilities, obligations, covenants and duties now or at any time or times hereafter owing by any Obligor or any Pledgor to any Secured Creditor, of any kind and description, incurred pursuant to or evidenced by any of the Loan Documents and whether direct or indirect, absolute or contingent, due or to become due or joint or several, including the principal of and interest on the Loans, all Fees and other fees, all obligations of any Obligor or any Pledgor in connection with any indemnification of any Secured Creditor and all Lender Expenses, in each case, incurred pursuant to or evidenced by any of the Loan Documents, and including any interest and fees that accrue after the commencement by or against any Obligor or any Pledgor of any Insolvency Proceeding naming such Person as the debtor in such Insolvency Proceeding, regardless of whether such interest and fees are allowed claims in such Insolvency Proceeding.

“Obligor” means each Borrower and each Guarantor.

“Obligor Collateral” shall have the meaning set forth in Section 3.1.

“Obligor’s Payment” shall have the meaning set forth in Section 2.11(d).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practices and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Loan Document.

“Organic Documents” means, with respect to any Person, its charter, certificate or articles of incorporation, bylaws, certificate or articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, investor rights agreement, right of first refusal agreement, co-sale agreement, voting trust or similar agreement or instrument governing the formation or operation of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” shall have the meaning set forth in the Preamble.

“Participant” shall have the meaning set forth in Section 11.6(d).

“Participation Register” shall have the meaning set forth in Section 11.6(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Date” means the first day of each calendar month; provided that if any Payment Date falls on a day that is not a Business Day and such payment is due and payable in cash, the date for payment thereof shall be made on the immediately succeeding Business Day.

“Permits” means, with respect to any Person, any authorizations, consents, permits, approvals, authorizations, licenses, registrations, certificates, concessions, grants, variances, permissions and exemptions from, and all filings, contractual obligations and registrations with, and all reports to, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, which are required for (a) the execution, delivery and performance of the Loan Documents, (b) the transactions contemplated by the Loan Documents, (c) the conduct of the business of any Obligor as then-currently conducted or (d) the ownership (or lease) of the properties of any Obligor.

“Permitted Acquisition” means (u) the acquisition by Parent of all the Equity Interests of Vireo Rocky Mountain, on terms and conditions disclosed to Administrative Agent, (v) the MMT Acquisition, (w) [***], (x) the PharmaCann Acquisition, (y) so long as no Event of Default has occurred and is continuing or would results therefrom, any Acquisition of any Colorado-licensed Cannabis Business, and (z) any other Acquisition that, unless Administrative Agent otherwise agrees in its discretion, satisfies each of the following requirements:

(a)            the business or Person acquired in connection with such Acquisition is engaged in substantially the same business as Vireo Growth or any Obligor;

(b)            such Acquisition is not consummated as a hostile or contested Acquisition;

(c)            if a new Subsidiary is formed or acquired as a result of or in connection with such Acquisition, Borrowers shall have complied with the requirements of Sections 6.12 and, if applicable, 6.13 in connection therewith within [***] days following the consummation of such Acquisition;

(d)            such Acquisition and all transactions related thereto shall be consummated in accordance with all applicable laws (excluding US Federal Cannabis Law) in all material respects;

(e)            such Acquisition would not reasonably be expected to cause a Material Adverse Effect; and

(f)             the Transaction Conditions are met after giving pro forma effect to such Acquisition.

“Permitted Acquisition Reserve Account” shall have the meaning set forth in Section 2.2(c).

“Permitted Asset Disposition” means an Asset Disposition by any Obligor or any Subsidiary of any Obligor of:

(a)            Inventory in the Ordinary Course of Business;

(b)            non-exclusive licenses and similar arrangements for the use of the property of Obligors in the Ordinary Course of Business;

(c)            worn-out or obsolete Equipment;

(d)            any Asset Disposition resulting from a loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property;

(e)            the making of Permitted Investments;

(f)             any Sale and Leaseback Transaction;

(g)            issuances of Equity Interests of Parent or Vireo Rocky Mountain, in each case, to the extent any such issuance does not constitute a Change of Control;

(h)            any Asset Disposition described in the definition of Permitted Schwazze Transactions;

(i)             [***]; and

(j)             any other Asset Disposition so long as the Transaction Conditions are met after giving pro forma effect thereto.

“Permitted Indebtedness” means:

(a)            Indebtedness of Obligors in favor of Lenders arising under this Agreement or any other Loan Document;

(b)            any Indebtedness of any Obligor arising under a Hedging Agreement entered into in the Ordinary Course of Business and not for speculative purposes;

(c)            [reserved];

(d)            Indebtedness (i) evidencing the deferred purchase price of newly acquired equipment or incurred to finance the acquisition of equipment of such Obligor (pursuant to purchase money security arrangements or otherwise, whether owed to the seller or a third party) used in the Ordinary Course of Business of such Obligor (provided that such Indebtedness is incurred within [***] days of the acquisition of such property), or (ii) evidenced by Capitalized Leases into which such Obligor enters for the acquisition of equipment used in the Ordinary Course of Business of such Obligor; provided that the aggregate outstanding principal amount of such Indebtedness under clauses (i) and (ii) of this clause (d) shall not exceed $4,000,000 in the aggregate in any Fiscal Year of Obligors;

(e)            Indebtedness acquired in connection with a Permitted Acquisition, so long as (i) such Indebtedness exists prior to the consummation of such Permitted Acquisition and is not created in contemplation of or in connection with such Permitted Acquisition and (ii) both before and after giving pro forma effect to the incurrence of such Indebtedness, the Transaction Conditions are satisfied;

(f)             endorsements for collection, deposit or negotiation and warranties of products or services, in each case, incurred in the Ordinary Course of Business;

(g)            Subordinated Debt, so long as the subordination or intercreditor agreement applicable thereto is in full force and effect and no Event of Default under Section 8.1(t) has occurred with respect thereto;

(h)            unsecured Indebtedness incurred in the Ordinary Course of Business of such Obligor and its Subsidiaries in respect of open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than [***] days or, if overdue for more than [***] days, as to which a dispute exists, the validity or amount thereof is being Properly Contested;

(i)             unsecured intercompany Indebtedness;

(j)            Indebtedness in respect of surety bonds, performance bonds and similar instruments issued in the Ordinary Course of Business in an aggregate amount not to exceed $4,000,000 at any time;

(k)            unsecured Indebtedness in an aggregate amount not exceeding $4,000,000 at any time;

(l)             Contingent Obligations of any Obligor in respect of Indebtedness otherwise permitted hereunder;

(m)            Indebtedness in respect of netting services, overdraft protection and otherwise in connection with deposit accounts or similar accounts incurred in the Ordinary Course of Business;

(n)            Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to any Obligor or any Subsidiary incurred in connection with such Person providing such benefits or insurance pursuant to customary reimbursement or indemnification obligations to such Person, in each case, in the Ordinary Course of Business;

(o)            Indebtedness of any Obligor to the extent constituting (i) Permitted Investments or (ii) Permitted Asset Dispositions;

(p)            Indebtedness relating to judgments, including appeal bonds, or awards not constituting an Event of Default under Section 8.1(f) or 8.1(q);

(q)            extensions, refinancings and renewals of any Permitted Indebtedness, provided that (i) the principal amount thereof is not increased, (ii) the terms of such extension, refinancing or renewal do not impose more burdensome terms upon the applicable Obligor, (iii) only those Persons obligated with respect to such Indebtedness being extended, refinanced or renewed may be obligated with respect to such extension, refinancing or renewal and (iv) no additional property may be subject to a Lien to secure such extension, refinancing or renewal other than after-acquired property, or other property, falling within the same scope of collateral description;

(r)             Indebtedness arising under the Vireo Rocky Mountain Loan Documents;

(s)            Indebtedness arising under the Vireo Rocky Mountain Management Agreement;

(t)             Indebtedness arising under the Consulting Agreement;

(u)            Indebtedness arising under the PharmaCann Transaction Documents;

(v)            Indebtedness arising under any Management Services Agreement;

(w)            [***]; and

(x)             any other Indebtedness so long as, both before and after giving pro forma effect to the incurrence of such Indebtedness, the Transaction Conditions are satisfied.

“Permitted Investments” means:

(a)             Investments existing on the Closing Date;

(b)            any Investments made by any Obligor pursuant to Hedging Agreements entered into in the Ordinary Course of Business and not for speculative purposes;

(c)            (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper issued by a corporation (other than an Affiliate of any Obligor) organized under the laws of any state of the United States or the District of Columbia maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, respectively, (iii) certificates of deposit maturing no more than one year from the date of investment therein that is issued by a bank organized under the laws of the United States (or any state thereof) which has, at the time of acquisition thereof, (A) a credit rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, respectively, and (B) a combined capital and surplus greater than $500,000,000, and (iv) money market accounts, the assets of which consist of investments of the type described in clauses (i) through (iii) above; provided that such Investments in an aggregate shall not exceed the Threshold Amount in any Fiscal Year;

(d)            repurchases of Equity Interests in cash from former employees or directors of any Obligor under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed the Threshold Amount in any Fiscal Year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees to any Obligor regardless of whether an Event of Default exists;

(e)             Investments of an Obligor or a Subsidiary thereof in an Obligor or, if Obligors are in the process of complying with Sections 6.12 and, if applicable, 6.13, a Subsidiary created or acquired as permitted by Section 7.1(e);

(f)             Investments not to exceed the Threshold Amount in the aggregate in any Fiscal Year consisting of (i) travel advances, employee relocation loans and other employee loans and advances, in each case, in the Ordinary Course of Business, and (ii) loans to employees, officers or directors relating to the purchase of Equity Interests of any Obligor pursuant to employee stock purchase plan agreements approved by the applicable Obligor’s Board;

(g)            transactions expressly permitted by Section 7.4;

(h)            Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;

(i)              Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business, provided that this clause (i) shall not apply to Investments of any Obligor in any Subsidiary;

(j)              Permitted Acquisitions;

(k)             Investments constituting or required by the Permitted Schwazze Transactions; and

(l)             any other Investments, so long as the Transaction Conditions are met after giving pro forma effect thereto.

“Permitted Lien” means any of the following:

(a)            Liens granted in favor of Administrative Agent;

(b)            statutory Liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the Ordinary Course of Business and securing amounts not yet due or declared to be due by the claimant thereunder;

(c)            zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of Real Property imposed by law or arising in the Ordinary Course of Business that do not secure any monetary obligations, in each case, which do not interfere in any material respect with the value or use of the property to which such Lien is attached;

(d)            Liens in connection with purchase money Indebtedness with respect to Equipment and Capitalized Leases permitted under clause (d) of the definition of Permitted Indebtedness, provided, that such Liens attach only to the assets the purchase of which was financed by such purchase money indebtedness or which is the subject of such Capitalized Leases;

(e)             [reserved];

(f)             Liens specifically permitted by Administrative Agent in writing in its discretion;

(g)            Liens for taxes, assessments and other government charges or levies not yet due and payable or which are being Properly Contested;

(h)            Liens consisting of deposits or pledges made in the Ordinary Course of Business in connection with workers’ compensation, unemployment, social security and similar laws, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money);

(i)              Liens of collecting banks under the UCC on items in the course of collection and normal and customary rights of set-off of banks not given in connection with the issuance of Indebtedness;

(j)              Liens arising from filing precautionary UCC financing statements relating solely to leases not prohibited by this Agreement;

(k)            Liens on cash and cash equivalents on deposit with any bank or other depository institution securing obligations owing to such Persons under any treasury, depository, overdraft or other cash management services agreements or arrangements with any Obligor obtained in the Ordinary Course of Business of such Obligor and not Indebtedness;

(l)             Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Obligor in the Ordinary Course of Business and not prohibited by this Agreement;

(m)            Liens on the property or assets of an Obligor securing Indebtedness permitted under clause (e) of the definition of Permitted Indebtedness, so long as such Lien exists prior to the consummation of such Permitted Acquisition and is not created in contemplation of or in connection with such Permitted Acquisition;

(n)            judgment Liens in respect of judgments that do not constitute an Event of Default under Section 8.1(f) or 8.1(r);

(o)            restrictions or conditions imposed on creating, incurring or allowing Liens by any agreement relating to secured Permitted Indebtedness, if such restrictions or conditions apply only to the property securing such Permitted Indebtedness;

(p)            any customary restrictions and conditions imposed on creating, incurring or allowing Liens contained in agreements relating to an Asset Disposition pending such Asset Disposition, provided that such restrictions and conditions apply only to the property to be sold or disposed of and such Asset Disposition is a Permitted Asset Disposition;

(q)            customary provisions in Leases restricting the assignment or sublet thereof;

(r)             [***]; and

(s)            any other Liens on the property or assets of an Obligor securing Permitted Indebtedness so long as such Permitted Indebtedness is below the Threshold Amount in the aggregate.

“Permitted Schwazze Transactions” means any transaction or series of transactions undertaking at the election of the Parent that give effect to any or all of the following from time to time:

(a)            the acquisition of all of Parent’s Equity Interests by Vireo CO, together with any related changes in Authorized Officers of Parent as a result thereof and the amendment and restatement of the limited liability company agreement of Parent in form and substance substantively identical to the draft of such document most recently provided to Administrative Agent prior to the First Amendment Date;

(b)            the Acquisition by Parent of all the Equity Interests of Vireo Rocky Mountain, on terms and conditions disclosed to Administrative Agent;

(c)            the MMT Acquisition;

(d)            [***];

(e)             the PharmaCann Acquisition;

(f)             (i) the contribution of the Schwazze Bonds by Vireo CO owned by Vireo CO to Parent and (ii) Parent’s subsequent exchange of such Schwazze Bonds with Vireo Rocky Mountain for Equity Interests in Vireo Rocky Mountain;

(g)            the use of the proceeds of the Loans in an aggregate amount not to exceed $15,000,000 to finance the Acquisition described in clause (b) above and for other investment purposes, in each case, as required by the terms and conditions of the Restructuring Support Agreement;

(h)            at the election of Parent, (i) the assignment by Parent of its rights and obligations hereunder to Vireo Rocky Mountain or any of its Subsidiaries, subject to Section 11.6, and the release of Parent from its obligations hereunder on terms and conditions reasonably acceptable to Administrative Agent or (ii) the joinder of Vireo Rocky Mountain as an Obligor under this Agreement;

(i)             the entry into the Vireo Rocky Mountain Management Agreement; and

(j)             the entry into the Consulting Agreement.

“Permitted Tax Distributions” means cash Distributions to the holders of Equity Interests in any Obligor no more frequently than once per fiscal quarter in an amount that does not exceed the amount necessary to pay U.S. federal, state and local income taxes solely attributable to the holders’ distributive shares of the taxable income of such Obligor, determined assuming each holder is subject to taxation at a rate equal to the highest U.S. federal, state and local income tax rate payable by any direct or indirect holder of Equity Interests in such Obligor for the applicable tax year, provided that such Distribution is permitted under applicable law.

“Person” means an individual, partnership, corporation, limited liability company, limited liability partnership, joint stock company, land trust, business trust or unincorporated organization, or a government or agency, department or other subdivision thereof.

“PharmaCann” shall have the meaning set forth in the Vireo Rocky Mountain Loan Agreement.

“PharmaCann Acquisition” shall have the meaning set forth in the Vireo Rocky Mountain Loan Agreement.

“PharmaCann Subsidiary” shall have the meaning set forth in the Vireo Rocky Mountain Loan Agreement.

“PharmaCann Transaction Documents” shall have the meaning set forth in the Vireo Rocky Mountain Loan Agreement.

“Plan” means an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and any employee benefit plan within the meaning of Section 3(3) of ERISA that is either (a) maintained by any Obligor for employees or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which any Obligor is then making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions.

“Pledge Agreement” means any pledge agreement to which any Pledgor and Administrative Agent are parties to secure the Obligations or a Guaranty.

“Pledgor” means (a) prior to the Vireo Acquisition, Siham Bouziane Tigoudar, and (b) thereafter, any Person that has granted a Lien on the Equity Interests held by such Person in Parent.

“Properly Contested” means, in the case of any Indebtedness or Taxes of a Person or any Subsidiary thereof that are not paid as and when due or payable by reason of such Person’s or such Subsidiary’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (a) such Indebtedness or Taxes are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted and (b) such Person or such Subsidiary has established appropriate reserves as shall be required in conformity with GAAP.

“Real Property” means, with respect to any Person, all right, title and interest of such Person (including any leasehold estate) in and to a parcel of real property owned, leased or operated by such Person together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means Administrative Agent or any Lender, as applicable.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means any Lender or Lenders having Total Credit Exposures representing greater than 50.00% of the sum of the Total Credit Exposures of all Lenders.

“Rescindable Amount” shall have the meaning set forth in Section 2.3(g).

“Restricted Cannabis Activities” means, in connection with the cultivation, distribution, sale and possession of cannabis and related products, each of the following: (a) any activity that is not permitted under applicable US State Cannabis Laws; (b) knowingly distributing or selling cannabis or related products to minors; (c) payments to criminal enterprises, gangs, cartels and Persons subject to Sanctions; (d) non-compliance with applicable anti-terrorism laws and other applicable law relating to money-laundering; (e) diversion of cannabis and related products from states where it is legal under US State Cannabis Law to other states; (f) use of activities permitted under US State Cannabis Law as a cover or pretext for the trafficking of other controlled substances or illegal drugs or other illegal activity; (g) the commission, or making threats, of violence and the use of firearms; (h) growing cannabis and related products on public lands; and (i) directly or indirectly, aiding, abetting or otherwise participating in a common enterprise with any Person or Persons in such activities. For the avoidance of doubt, an activity that becomes a Restricted Cannabis Activity pursuant to a change in US State Cannabis Law shall not be deemed to be a Restricted Cannabis Activity until the later of (x) the date that such new US State Cannabis Law becomes effective, and (y) the date any Obligor is required to be compliant with such US State Cannabis Law.

“Restricted Payment” means (a) Distributions; (b) loans by an Obligor to any direct holder of its Equity Interests other than pursuant to this Agreement, the other Loan Documents or the Vireo Rocky Mountain Loan Agreement; and (c) any payment of management, consulting or similar fees payable by any Obligor or any Subsidiary of an Obligor to any Affiliate.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of October 10, 2025, among Medicine Man Technologies Inc. and the other Persons party thereto, as modified by that certain Joinder Agreement and Correction of Scrivener’s Errors.

“Sale and Leaseback Transaction” means any arrangement with any Person providing, directly or indirectly, for the leasing by any Obligor or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by any Obligor or any of its Subsidiaries to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of any Obligor or any of its Subsidiaries.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State or by the United Nations Security Council, or other applicable sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any applicable Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, or other applicable sanctions authority.

“Schwazze Bonds” means those certain 13% Senior Secured Convertible Notes due December 7, 2026, issued by Medicine Man Technologies, Inc., d/b/a Schwazze, a Nevada corporation.

“Secured Creditors” means, collectively, (a) each Lender, (b) Administrative Agent, (c) each beneficiary of each indemnification obligation undertaken by any Obligor under the Loan Documents, (d) any successors, endorsees, transferees and assigns of each of the foregoing to the extent any such transfer or assign is permitted by the terms of this Agreement and (e) any other holder of any Obligation.

“Solvent” means, as to any Person, such Person and its Subsidiaries, taken as a whole, (a) is able to pay all of its debts as such debts mature, (b) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, (c) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code and (d) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any of the Loan Documents, or made any conveyance pursuant to or in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person.

“Specified Event of Default” means an Event of Default arising under Section 8.1(a), 8.1(b) (but solely with respect to noncompliance with Section 6.5 or 6.7) or 8.1(e).

“Subordinated Debt” means any Indebtedness of an Obligor which is subject to a subordination or intercreditor agreement with Administrative Agent in form and content acceptable to Administrative Agent.

“Subsidiary” means, of any Person, a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Taxes” means any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by any Governmental Authority and all interest, penalties, additions to tax and similar liabilities with respect thereto.

“Threshold Amount” means $2,000,000.

“Title Policy” means each ALTA Policy for Title Insurance issued by a title company acceptable to Administrative Agent with respect to a parcel of Mortgaged Property, in form and substance satisfactory to Administrative Agent.

“Total Credit Exposure” means, as to any Lender at any time, the unused Loan Commitment of such Lender at such time and the outstanding aggregate principal amount of the Loans of such Lender at such time.

“Total Leverage Ratio” shall have the meaning set forth in the Vireo Rocky Mountain Loan Agreement.

“Transaction Conditions” mean, with respect to any Permitted Acquisition, Asset Disposition, Indebtedness, Investment, Restricted Payment or other applicable transaction, after giving pro forma effect to such transaction, (a) (i) if such transaction is a Permitted Acquisition or the incurrence of Indebtedness described in clause (e) of the definition of Permitted Indebtedness, no Specified Event of Default has occurred and is continuing or would immediately occur as a result thereof, and (ii) otherwise, no Event of Default has occurred and is continuing or would immediately occur as a result thereof, (b) the Total Leverage Ratio is not more than 2.50:1.00 and (c) Liquidity is not less than $5,000,000. Clauses (b) and (c) of the Transaction Conditions shall be measured (x) at the election of Parent, as of either (i) the consummation date of such transaction or (ii) the effective date of such contract or agreement and (y) with respect to calculation of the Total Leverage Ratio, as provided in the Vireo Rocky Mountain Loan Agreement.

“Transactions” means (a) the execution, delivery and performance by each Obligor and each Pledgor of each Loan Document to which it is a party, (b) the making of the Loans and (c) the use of the proceeds of the Loans.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided that to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Administrative Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“UFCA” shall have the meaning set forth in Section 2.11(c).

“UFTA” shall have the meaning set forth in Section 2.11(c).

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.12(g)(ii)(B)(3).

“US Federal Cannabis Law” means any federal laws of the United States treating cannabis, related products or any Cannabis Business as illegal.

“US State Cannabis Law” means all of the laws, rules, regulations and guidance issued by the Licensing Division and any other law enacted by any state or other Governmental Authority which implements regulatory or enforcement systems to control cannabis, related products or any Cannabis Business.

“Vireo Acquisition” means the acquisition by Vireo Health of Colorado, LLC, a Colorado limited liability company, of all of Pledgor’s right, title, and interest in and to the Equity Interests of Parent, and all of Pledgor’s liabilities and obligations relating to and arising under such Equity Interests, pursuant to the Vireo Acquisition Purchase Agreement.

“Vireo Acquisition Purchase Agreement” means that certain Membership Interest Assignment Agreement, dated on or about the First Amendment Date, by and between Pledgor and Vireo Health of Colorado, LLC, a Colorado limited liability company.

“Vireo CO” means Vireo Health of Colorado, LLC, a Colorado limited liability company.

“Vireo Growth” means Vireo Growth Inc., a British Columbia corporation.

“Vireo Rocky Mountain” means Vireo Health of Rocky Mountain, LLC, a Colorado limited liability company.

“Vireo Rocky Mountain Loan Agreement” means that certain Loan and Security Agreement dated on or about March 2, 2026, among Vireo Rocky Mountain, as a Borrower (as defined therein), Chicago Atlantic Financial Services, LLC, as administrative agent, and the other parties thereto from time to time.

“Vireo Rocky Mountain Loan Documents” means, collectively, the Vireo Rocky Mountain Loan Agreement and the other Loan Documents (as defined therein).

“Vireo Rocky Mountain Management Agreement” means that certain Management Fee Agreement between Vireo Rocky Mountain, on the one hand, and Vireo Health of Arcadia, LLC, a Delaware limited liability company, on the other hand.

“Withholding Agent” means each Obligor and Administrative Agent.

1.2             UCC Definitions. All other capitalized terms contained in this Agreement and not otherwise defined shall have, when the context so indicates, the meanings provided for by the UCC. Without limiting the generality of the foregoing, the following terms shall have the meaning ascribed to them in the UCC: Account Debtor; Chattel Paper; Commercial Tort Claim; Commodity Account; Deposit Account; Document; Electronic Chattel Paper; Equipment; Fixtures; Goods; Instrument; Inventory; Investment Property; Letter-of-Credit Right; Payment Intangible; Security; Securities Account; Software; and Supporting Obligations.

1.3             Consolidated Entities. The word “consolidated” means, when used with reference to financial statements and financial statement items, in each case, of Obligors and their respective Subsidiaries, (a) as to each Obligor, on a consolidated basis with its Subsidiaries, and (b) as to Obligors, on a combined basis after giving effect to each consolidation described in clause (a) of this sentence.

SECTION 2.            LOANS AND TERMS OF REPAYMENT

2.1             The Loans. Subject to and upon the terms and conditions set forth herein, each Lender shall, severally in accordance with its Loan Commitment Ratio and not jointly with any other Lender, make a term loan (each, a “Loan,” and collectively, the “Loans”) to Borrowers on the Closing Date, which Loan (x) when aggregated with each other Loan made hereunder (but excluding, for the avoidance of doubt, all interest that is paid in kind and deemed to be a part of the principal amount of the Loans pursuant to Section 2.5(a)), shall be in an amount not to exceed the Aggregate Commitment and (y) for each Lender, when aggregated with each other Loan made by such Lender hereunder (but excluding, for the avoidance of doubt, all interest that is paid in kind and deemed to be a part of the principal amount of the Loans pursuant to Section 2.5(a)), shall be in an amount not to exceed, for each Lender, such Lender’s Loan Commitment.

Each Loan may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed. The Loan Commitments shall terminate concurrently with the advance of the Loans on the Closing Date.

2.2             Disbursement of Loans.

(a)            If all of the conditions set forth in Section 4.1 to the effectiveness of this Agreement are met prior to 10:00 a.m. on the Business Day immediately prior to the Closing Date, then, each Lender will make available its pro rata portion of the Loans to be made on the Closing Date in the manner provided in Section 2.2(b) no later than 3:00 p.m. on the Closing Date.

(b)            Each Lender shall make available all amounts it is to fund to Borrowers in immediately available funds and in Dollars to Administrative Agent in an account designated by Administrative Agent, and, following receipt thereof in such account, Administrative Agent will remit such amounts, in immediately available funds and in Dollars, as set forth in the Disbursement Letter on the Closing Date. The failure of any Lender to make available the amounts it is to fund to Borrowers hereunder or to make a payment required to be made by it under any Loan Document shall not relieve any other Lender of its obligations under any Loan Document, but no Lender shall be responsible for the failure of any other Lender to make any payment required to be made by such other Lender under any Loan Document.

(c)            Notwithstanding anything to the contrary herein, following the funding by the Lenders of the Loans on the Closing Date, Administrative Agent shall hold all of the proceeds of such Loans (the “Permitted Acquisition Reserve Amount”) in an account designated by Administrative Agent (the “Permitted Acquisition Reserve Account”). On the first Business Day after the Closing Date, Administrative Agent will disburse $10,000,000 of the Permitted Acquisition Reserve Amount as reasonably directed by Parent to facilitate the acquisition of the Schwazze Bonds. Thereafter, (i) Borrowers may, from time to time prior to March 24, 2026, request all or a portion of the Permitted Acquisition Reserve Account, up to $15,000,000 (the “Available Investment Amount”), be disbursed by Administrative Agent as reasonably directed by Parent to finance any Permitted Acquisition and, if so requested, Administrative Agent shall disburse such funds from the Permitted Acquisition Reserve Account in accordance with the directions of Parent, and (ii) Administrative Agent may, in its reasonable discretion or at the direction of the Required Lenders and without prior notice to Borrowers, withdraw funds from the Permitted Acquisition Reserve Account from time to time to reimburse itself and the Lenders for any Lender Expenses that are due and owing and to pay interest that is due and owing in cash. Any Available Investment Amount not used for the purposes described in clause (i) above on or before March 24, 2026, may be used by Borrowers are permitted by Section 6.11. Administrative Agent shall have exclusive control, including the exclusive right of withdrawal, over the Permitted Acquisition Reserve Amount. Such monies shall not bear interest or profits for the account of Borrowers.

Nothing in this Section 2.2 shall be deemed to relieve any Lender from its obligation to fulfill its commitments and obligations hereunder or to prejudice any rights that Borrowers may have against such Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments and obligations hereunder).

2.3             Payments.

(a)            Borrowers agree to pay to Administrative Agent, for the benefit of Lenders, the outstanding principal of the Loans and accrued and unpaid interest due thereon on the Maturity Date or upon such earlier date on which the Obligations are accelerated pursuant to the terms of this Agreement.

(b)            Interest on the Loans shall be due and payable as provided in Section 2.5.

(c)            The Obligations requiring the payment of money, if any, shall be due and payable as and when provided in the Loan Documents, or, if the date of payment is not specified in the Loan Documents, on demand.

(d)            Payments due hereunder, under any other Loan Document or otherwise payable to Administrative Agent or any other Secured Creditor in connection with the Transactions shall be made in Dollars, in immediately available funds and, unless otherwise required by Section 2.12(b), free and clear of, and without condition, deduction for or withholding for, any claim, counterclaim, defense, recoupment, setoff or Taxes not later than 2:00 p.m. on the date when due. Except as provided in the definition of Payment Date, whenever any payment of any Obligations shall be due on a day that is not a Business Day, including the Maturity Date, the date for payment thereof shall be the immediately preceding Business Day. If any amount applied to the Obligations is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person, then the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such amount had not been made or received. The provisions hereof shall survive payment in full of the Obligations.

(e)            Borrowers shall make each payment under any Loan Document by transfer to Administrative Agent’s or the applicable Lender’s account, as the case may be, pursuant to wire transfer instructions provided by Administrative Agent or such Lender, or, at the option of Administrative Agent or any Lender, in such manner and at such place in the United States as Administrative Agent or such Lender shall have designated to Borrowers in writing. Without limiting the generality of the foregoing, Borrowers agree that all such payments to Administrative Agent and each Lender may be made, at the option of Administrative Agent or any such Lender, by ACH or other electronic payment pursuant to an Authorization Agreement for Pre-Authorized Payments (Debit) in a form approved by Administrative Agent.

(f)             In addition to the foregoing, each Borrower hereby irrevocably promises to pay all Obligations, including the outstanding principal amount of the Loans and interest and fees with respect to the foregoing, as the same become due and payable hereunder and, in any event, on the Maturity Date.

(g)            Unless Administrative Agent shall have received notice from Borrowers prior to the date on which any payment is due to Administrative Agent for the account of Lenders hereunder that Borrowers will not make such payment, Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders, as the case may be, the amount due. With respect to any payment that Administrative Agent makes for the account of Secured Creditors hereunder as to which Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (i) Borrowers have not in fact made such payment; (ii) Administrative Agent has made a payment in excess of the amount so paid by Borrowers (whether or not then owed); or (iii) Administrative Agent has for any reason otherwise erroneously made such payment, then each applicable Secured Creditor severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Secured Creditor, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

2.4             Prepayments.

(a)            Borrowers may, at their option, prepay the outstanding principal amount of the Loans in whole or in part. Borrowers shall give Administrative Agent prior notice of at least [***] Business Days (or such shorter amount of notice permitted by Administrative Agent in writing in its reasonable discretion) before such prepayment, and each such notice shall be irrevocable (unless Administrative Agent otherwise agrees in its discretion). In the event that Borrowers elect to so prepay the Loans or in the event that the Loans are accelerated upon or after the occurrence of an Event of Default, such prepayment may be made by paying the then outstanding aggregate principal amount of the Loans, together with all interest accrued at such Payment Date and, unless Administrative Agent otherwise waives payment thereof (in whole or in part) in its discretion, the applicable Make-Whole Amount. Notwithstanding the foregoing, no Make-Whole Amount shall be payable in the event the Loans are refinanced, in their entirety, with one or more credit facilities extended to Parent, Vireo Rocky Mountain or any of their respective Subsidiaries pursuant to a transaction agented by Chicago Atlantic or Chicago Atlantic Financing Services, LLC.

(b)            Borrowers shall prepay the Obligations within [***] Business Days of receipt of, and in an amount equal to 100.00% of, the (i) Net Cash Proceeds received by any Borrower in connection with any Asset Disposition other than any Permitted Asset Disposition or any other transaction permitted under Section 7.4(b); (ii) Net Cash Proceeds in an aggregate amount in excess of the Threshold Amount received by any Borrower in connection with one or more Casualty Events; and (iii) Extraordinary Receipts in an aggregate amount in excess of the Threshold Amount received by any Borrower; provided, that, in the case of the foregoing clauses (ii) and (iii), if no Event of Default has occurred and is continuing, such prepayment shall not be required to the extent any Borrower reinvests such Net Cash Proceeds from such Casualty Event or Extraordinary Receipt in working capital or replacement assets or other capital assets (other than Inventory, cash or cash equivalents) of a kind then used or usable in the business of any Borrower or any Subsidiary, within [***] days after the date of such Casualty Event or Extraordinary Receipt, or enters into a binding commitment thereof within said [***] day period and subsequently makes such reinvestment within an additional [***] days thereafter. Any mandatory prepayment of the Loans made pursuant to this Section 2.4(b) shall be accompanied by all accrued interest on the amount prepaid and the applicable Make-Whole Amount. Notwithstanding the foregoing, nothing in this Section 2.4(b) shall be construed to permit or waive any Default or Event of Default arising from any event or action described in this Section 2.4(b) not permitted under the terms of this Agreement.

(c)            Subject to Section 2.4(d), all amounts payable pursuant to this Section 2.4 shall be applied as follows: first, to all then unpaid Fees and Lender Expenses of Administrative Agent then due; second, pro rata, to all then unpaid Fees and Lender Expenses of Lenders then due; third, pro rata, to all accrued and unpaid interest on the Loans then due; and fourth, pro rata (unless Administrative Agent otherwise agrees in its discretion), to the outstanding aggregate principal balance of the Loans; provided, however, that the reduction of the aggregate principal balance of the Loans shall not affect the amount or timing of principal payments required under this Agreement until the balance of such payments is reduced to zero.

(d)            Notwithstanding anything to the contrary in this Section 2.4, all proceeds of Collateral received by Administrative Agent or any other Person pursuant to the exercise of remedies against the Collateral, and all payments received upon and after the acceleration of the maturity of any of the Obligations following the occurrence of an Event of Default shall be applied as follows (subject to adjustments pursuant to any agreements entered into among Lenders):

(i)            first, to pay any Lender Expenses of Administrative Agent (in its capacity as Administrative Agent) and fees then due to Administrative Agent (in its capacity as Administrative Agent) under the Loan Documents or otherwise, including any indemnities then due to Administrative Agent (in its capacity as Administrative Agent) under the Loan Documents, until paid in full;

(ii)           second, ratably to pay any Lender Expenses of Lenders (each in its capacity as a Lender) and indemnities then due to any Lender (each in its capacity as a Lender) under the Loan Documents until paid in full,

(iii)          third, ratably to pay interest due in respect of the outstanding Loans until paid in full,

(iv)          fourth, ratably to pay the outstanding principal balance of the Loans until the Loans are paid in full,

(v)           fifth, to pay any other Obligations, and

(vi)          sixth, to Borrowers or such other Person entitled thereto under applicable law.

(e)            Except as otherwise required by Section 2.4(d), any mandatory prepayment pursuant to Section 2.4(b) may be declined in whole or in part by any Lender, with the consent of Parent, without prejudice to such Lender’s rights hereunder to accept or decline any future payments in respect of any mandatory prepayment. If a Lender chooses not to accept payment in respect of a mandatory prepayment, in whole or in part, and Parent consents to such choice, the other Lenders that accept such mandatory prepayment shall have the option to share such proceeds on a pro rata basis (and if declined by all Lenders, such declined proceeds shall be retained by Borrowers). Each Lender shall have until the Business Day immediately preceding the Business Day on which such prepayment is due in order to decline such prepayment (and any election by a Lender delivered prior to such Business Day can be rescinded by such Lender at its reasonable discretion until such Business Day).

2.5             Interest.

(a)            Except as otherwise provided in Section 2.5(b), the unpaid principal amount of the Loans shall bear interest from the Closing Date at the Interest Rate and such interest shall be due and payable in cash on each Payment Date, in arrears, with the first installment being payable on October 1, 2025; provided, however, that during the period commencing on the Closing Date until June 3, 2026, such interest shall be due and payable in kind and on the each Payment Date during such period such paid-in-kind interest that is accrued and unpaid and that has not been previously added to the principal amount of the Loans shall be added, and amounts so added shall thereafter be deemed to be a part of the principal amount of the Loans.

(b)            All interest accruing while an Event of Default exists shall be paid upon demand, and all amounts chargeable to Borrowers under Section 2.6 shall, at the election of Administrative Agent in its discretion, bear interest from the date such demand is made, or such later date to which Administrative Agent agrees in its discretion, until paid in full at the Interest Rate or the Default Rate, as applicable. At any time that an Event of Default exists, interest shall accrue at the Default Rate at the election of Administrative Agent in its discretion from the date of the occurrence thereof or such later date to which Administrative Agent agrees in its discretion.

(c)            All computations of interest and fees hereunder shall be made on the basis of a year consisting of 360 days, with regard to the actual number of days (including the first day and the last day) elapsed. Interest on each Loan shall accrue for each day, from and including the date such Loan is made available to Borrowers through and including the date of repayment in full.

2.6             Fees and Reimbursement of Expenses.

(a)            On the Closing Date and the date of the Vireo Rocky Mountain Loan Agreement, Borrowers shall reimburse Administrative Agent for its Lender Expenses incurred in connection with the consummation of the transactions contemplated hereby or by the First Amendment, as the case may be. Borrowers shall reimburse Administrative Agent and each Lender for all Lender Expenses after the Closing Date (i) if an Event of Default exists, on demand, and (ii) otherwise, within [***] days of demand.

(b)            All fees to be paid to Administrative Agent or any Lender under or in connection with the Transactions: shall be fully earned by Administrative Agent and such Lender when due and payable; shall not be subject to rebate, refund or proration under any circumstances; are and shall be deemed to be for compensation for services; and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. All amounts chargeable to Borrowers under this Section 2.6 shall be Obligations secured by the Collateral and shall be payable to Administrative Agent, on behalf of Administrative Agent and Lenders (i) if an Event of Default exists, on demand, and (B) otherwise, within [***] days of demand. Notwithstanding anything to the contrary in any of the Loan Documents, the obligations of Borrowers under this Section 2.6 shall survive the payment in full of the Obligations and termination of the Loan Documents.

2.7             Maximum Interest. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under applicable law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under applicable law: (a) the interest rates hereunder will be reduced to the maximum rate permitted under applicable law; (b) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (c) if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

2.8             Notes; Loan Account; Account Stated.

(a)            At the option of a Lender, the Loans advanced by such Lender or its Loan Commitment shall be evidenced by one or more Notes. Each Note shall be issued by Borrowers to the applicable Lender and shall be duly executed and delivered by an Authorized Officer of each Borrower.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrowers to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c)            Administrative Agent shall maintain for its books an account (the “Loan Account”) evidencing the Obligations resulting from Loans, including the amount of principal and interest payable from time to time hereunder. Administrative Agent shall debit the Loan Account for the principal amount of the Loans, accrued interest thereon and all other amounts which shall become due from Borrowers pursuant to this Agreement or the other Loan Documents, and shall credit the Loan Account for each payment which Borrowers shall make to it, individually or on behalf of Lenders, in respect to the Obligations. Any failure of Administrative Agent to make an entry in the Loan Account, or any error in doing so, shall not limit or otherwise affect the agreement of Borrowers to repay the Obligations in accordance with the Loan Documents. The entries made in the Loan Account shall constitute conclusive evidence of the information therein, absent manifest error.

2.9             Application of Payments and Collections.

(a)            Each Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or hereafter received by Administrative Agent or any Lender from or on behalf of such Borrower and agrees that Administrative Agent, on behalf of Administrative Agent and Lenders, shall have the continuing right to apply and reapply any and all such payments and collections received at any time hereafter against the Obligations, in such manner as Administrative Agent may deem advisable, subject to Sections 2.4(c), 2.4(d), 2.4(e), 2.4(f) and 2.4(g) and any other applicable express provision of this Agreement.

(b)            Any and all proceeds of Collateral, payments and collections received by Administrative Agent, for the benefit of Administrative Agent and Lenders, on account of the Obligations shall be applied by Administrative Agent such that each Lender shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender bears to the aggregate then outstanding aggregate principal amount of the Loans) thereof.

(c)            Any and all payments, collections and proceeds of Collateral received by any Lender directly shall be promptly delivered to Administrative Agent in the original form received to be applied as provided in Section 2.4(c) or Section 2.4(d), as applicable.

2.10           Collateral. All of the Obligations, including the Loans, shall be secured by a continuing security interest and Lien upon the Collateral.

2.11           Joint and Several Obligations.

(a)            All Obligations shall constitute joint and several obligations of Borrowers and shall be secured by Administrative Agent’s security interest and Lien upon all of the Collateral. Each Borrower expressly represents and acknowledges that any financial accommodation by Administrative Agent or any Lender to any other Borrower hereunder and under the other Loan Documents are and will be of direct and indirect interest, benefit and advantage to all Borrowers. Each Borrower acknowledges that any notice given by any other Borrower to Administrative Agent or any Lender shall bind all Borrowers, and that any notice given by Administrative Agent or any Lender to any Borrower shall be effective with respect to all Borrowers. Each Borrower acknowledges and agrees that each Borrower shall be liable, on a joint and several basis, for the Loans and all other Obligations, regardless of which Borrower actually may have received the proceeds of the Loans or other extensions of credit or the amount of the Loans or other extensions of credit received or the manner in which Administrative Agent or any Lender accounts among Borrowers for the Loans or other Obligations on its books and records, and further acknowledges and agrees that the Loans and other extensions of credit to any Borrower inure to the mutual benefit of all of Borrowers and that each of Administrative Agent and Lenders is relying on the joint and several liability of Borrowers in extending the Loans and other financial accommodations under the Loan Documents.

(b)            Each Borrower shall be entitled to subrogation and contribution rights from and against the other Borrowers to the extent any Borrower is required to pay to Secured Creditors any amount in excess of the Loans directly to, or other Obligations incurred directly by, such Borrower or as otherwise available under applicable law; provided, however, that such subrogation and contribution rights are and shall be subject to the terms and conditions of Sections 2.11(c), 2.11(d), 2.11(f) and 2.11(g).

(c)            Each Borrower, and by its acceptance of this Agreement, each of Administrative Agent and Lenders hereby confirms that it is the intention of all such Persons that this Agreement and the Obligations of each Borrower hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act (the “UFCA”), the Uniform Fraudulent Transfer Act (the “UFTA”) or any other federal, state or foreign (including Canada) bankruptcy, insolvency, receivership or similar law to the extent applicable to this Agreement and the Obligations of each Borrower hereunder (collectively, the “Avoidance Provisions”). To effectuate the foregoing intention, each of Administrative Agent and Lenders, by its acceptance of this Agreement, and Borrowers hereby irrevocably agree that the Obligations of each Borrower under this Agreement at any time shall be limited to the maximum amount as will result in the Obligations of such Borrower under this Agreement not constituting a fraudulent transfer or conveyance (such Borrower’s “Maximum Borrower Liability”). This Section 2.11(c) is intended solely to preserve the rights hereunder of Administrative Agent, each Lender and any other Person holding any of the Obligations to the maximum extent that would not cause the obligations of Borrowers hereunder to be subject to avoidance under any Avoidance Provisions, and none of Borrowers nor any other Person shall have any right, defense, offset, or claim under this Section 2.11(c) as against Administrative Agent, any Lender or any other Person holding any of the Obligations that would not otherwise be available to such Person under the Avoidance Provisions.

(d)            To the extent that any Borrower shall, under this Agreement, make a payment of a portion of the Obligations (each, an “Obligor’s Payment”), then, without limiting its rights of subrogation against any Borrower, such Borrower shall be entitled to contribution and indemnification from, and be reimbursed by, each other Borrower and the other Guarantors (collectively, the “Contributing Parties”) in an amount, for each such Contributing Party, equal to a fraction of such Obligor’s Payment, the numerator of which fraction is such Contributing Party’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Contributing Parties. As of any date of determination, the “Allocable Amount” of each Contributing Party shall be equal to the maximum amount of liability which could be asserted against such Contributing Party hereunder with respect to the applicable Obligor’s Payment without (i) rendering such Contributing Party “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code or Section 2 of either the UFTA or the UFCA, (ii) leaving such Contributing Party with unreasonably small capital, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA, or (iii) leaving such Contributing Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 6 of the UFCA. Each Borrower’s right of contribution shall be subject to the terms and conditions of Sections 2.11(f) and 2.11(g). The provisions of this Section 2.11 shall in no respect limit the obligations and liabilities of any Borrower to any Secured Creditor, and each Borrower shall remain liable to each Secured Creditor for the full amount guaranteed by such Borrower hereunder. Notwithstanding the foregoing, no provision of this Section 2.11(d) shall limit any Borrower’s liability for any portion of the Loans advanced directly or indirectly to it under this Agreement.

(e)             Each Borrower agrees that the Obligations may at any time and from time to time exceed the Maximum Borrower Liability of such Borrower and may exceed the aggregate Maximum Borrower Liability of all Borrowers hereunder, without impairing this Agreement or any provision contained herein or affecting the rights and remedies of any Secured Creditor hereunder.

(f)             No Borrower will exercise any rights which it may acquire by way of subrogation hereunder or under any other Loan Document or at law by any payment made hereunder or otherwise, nor shall any Borrower seek or be entitled to seek any contribution or reimbursement from any other Borrower in respect of payments made by such Borrower hereunder or under any other Loan Document, until all amounts owing to Secured Creditors on account of the Obligations are paid in full in cash. If any amounts shall be paid to any Borrower on account of such subrogation or contribution rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Borrower in trust for Secured Creditors, segregated from other funds of such Borrower, and shall, forthwith upon receipt by such Borrower, be turned over to Administrative Agent, for the benefit of Secured Creditors, in the exact form received by such Borrower (duly endorsed by such Borrower to Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, as provided for herein.

(g)            Nothing in this Section 2.11 shall affect any Borrower’s joint and several liability to Secured Creditors for the entire amount of its Obligations. Each Borrower covenants and agrees that its right to receive any contribution hereunder from a Borrower shall be subordinate and junior in right of payment to all obligations of Borrowers to Secured Creditors under the Loan Documents.

2.12           Taxes.

(a)            Defined Terms. For purposes of this Section 2.12, the terms “applicable law” and “law” includes FATCA.

(b)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Obligor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.12) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by Obligors. Obligors shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)            Indemnification by Obligors. Obligors shall jointly and severally indemnify each Recipient, (i) if an Event of Default exists, on demand, and (ii) otherwise, within [***] days of demand, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Parent by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by Lenders. Each Lender shall severally indemnify Administrative Agent, within [***] days of demand, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Obligor has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Obligors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.6(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Section 2.12(e).

(f)            Evidence of Payments. As soon as practicable after any payment of Taxes by any Obligor to a Governmental Authority pursuant to this Section 2.12, such Obligor shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(g)             Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Parent and Administrative Agent, at the time or times reasonably requested by Parent or Administrative Agent, such properly completed and executed documentation reasonably requested by Parent or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Parent or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Parent or Administrative Agent as will enable Parent or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.12(g)(ii)(A), 2.12(g)(ii)(B) and 2.12(g)(ii)(D)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Borrower,

(A)            any Lender that is a U.S. Person shall deliver to Parent and Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Parent or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Parent and Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Parent or Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in form and substance reasonably satisfactory to Administrative Agent and Parent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to any Obligor described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Parent and Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Parent or Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Parent or Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Parent and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Parent or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Parent or Administrative Agent as may be necessary for Parent and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the First Amendment Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Parent and Administrative Agent in writing of its legal inability to do so.

(h)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.12 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.12(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.12(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.12(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.12(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)              Survival. Each party’s obligations under this Section 2.12 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all Obligations.

2.13           Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office. If any Lender requires any Obligor to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall (at the request of Parent) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Obligors hereby agree, jointly and severally, to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment within [***] days of demand.

(b)            Replacement of Lenders. If any Obligor is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12 and such Lender has declined or is unable to designate a different lending office in accordance with Section 2.13(a), then Obligors may, at their joint and several expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.6, all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            Borrowers shall have paid to Administrative Agent the assignment fee (if any) specified in Section 11.6;

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts);

(iii)          such assignment will result in a reduction in such compensation or payments thereafter;

(iv)          such assignment does not conflict with applicable law; and

(v)           a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

Each party hereto agrees that (x) an assignment required pursuant to this Section 2.13(b) may be effected pursuant to an assignment and assumption agreement described in Section 11.6(b)(iii) executed by Parent, Administrative Agent and the assignee and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; and provided, further, that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 3.            SECURITY

3.1             Grant of Security Interest. Each Obligor hereby unconditionally grants, assigns, and pledges to Administrative Agent, for the benefit of Secured Creditors, to secure the Obligations, a continuing lien on and security interest in such Obligor’s right, title, and interest in and to the following, whether now owned or hereafter acquired or arising and wherever located (collectively, the “Obligor Collateral”):

(a)            all Accounts;

(b)            all Commercial Tort Claims;

(c)            all Deposit Accounts;

(d)            all Equipment, Inventory, Fixtures and other Goods;

(e)            all general intangibles (as such term is defined in the UCC), including Payment Intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill (including the goodwill associated with any trademark), patents, trade names, trademarks, service marks, copyrights, blueprints, drawings, purchase orders, customer lists, industrial designs, other industrial or intellectual property or rights therein or applications therefor, whether under license or otherwise, programs, programming materials, blueprints, drawings, purchase orders, route lists, rights to payment and other rights under any royalty or licensing agreements, including intellectual property licenses, infringement claims, software, software source codes, computer programs, computer discs, computer tapes, literature, reports, catalogs, URLs and domain names, computer programs, information contained on computer disks or tapes, moneys due or recoverable from pension funds, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the UCC, all rights, powers, and remedies under the Organic Documents of the Person that issued such interests and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, goods, Investment Property, Negotiable Collateral, and oil, gas, or other minerals before extraction (collectively, “General Intangibles”);

(f)             all securities (whether certificated or uncertificated), rights, powers, and remedies under the Organic Documents of the Person that issued such securities, securities accounts, commodity contracts and accounts, securities entitlements and other Investment Property;

(g)            all letters of credit, Letter-of-Credit Rights (whether or not evidenced by a writing) and other Supporting Obligations, notes, drafts, Instruments (including promissory notes), certificated and uncertificated Securities, Documents, leases and Chattel Paper (including Electronic Chattel Paper) (collectively, “Negotiable Collateral”);

(h)            the Books of such Obligor;

(i)             all of such Obligor’s money or other assets of such Obligor that now or hereafter come into the possession, custody, or control of Administrative Agent or any Lender;

(j)             all other personal property; and

(k)            all substitutions, replacements, additions, accessions, proceeds, products to or of any of the foregoing, including proceeds of insurance covering any of the foregoing, or any portion thereof, and any and all Accounts, General Intangibles, Negotiable Collateral, Inventory, Equipment, Deposit Accounts, Commercial Tort Claims, Investment Property, money, deposits, accounts, or other tangible or intangible property resulting from the sale or other disposition of the Accounts, General Intangibles, Negotiable Collateral, Inventory, Equipment, Deposit Accounts, Commercial Tort Claims, Investment Property or any portion thereof or interest therein and the proceeds thereof.

Notwithstanding the foregoing, “Obligor Collateral” shall not include any of the following (collectively, the “Excluded Assets”):

(q)            Excluded Accounts;

(r)             fee or land contract interests in Real Property with a value less than the Threshold Amount and any leasehold interests;

(s)            motor vehicles, solely to the extent a security interest thereon cannot be perfected pursuant the filing of UCC financing statements;

(t)             any assets or other property of Obligors that would otherwise be included as Collateral but for the express terms of applicable US State Cannabis Laws or other applicable law (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), or the express terms of any applicable contract, instrument, document, or other agreement or any Permit, that, in each case, either (i) prohibit the grant to Administrative Agent of a security interest in and to such asset or other property or (ii) would cause such asset or other property to become void or voidable if a security interest therein was granted;

(u)            assets subject to Capitalized Lease Obligations, purchase money financing and cash to secure letters of credit reimbursement obligations, in each case, to the extent the Indebtedness secured is Permitted Indebtedness and the terms of such Permitted Indebtedness prohibit a grant of a security interest therein;

(v)            any “intent-to-use” application for registration of a Trademark filed in the United States Patent and Trademark Office pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(w)            Equity Interests in any Person not (i) wholly owned by an Obligor or (ii) not owned only by an Obligor and any Subsidiary or Affiliate thereof, in each case, to the extent a pledge thereof is not permitted by the terms of such Person’s Organic Documents or applicable law, only so long as (x) such prohibition is not rendered ineffective by, or not rendered unenforceable under, any law, including applicable US Federal Cannabis Laws, applicable US State Cannabis Laws or other applicable law (including pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC) (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity, or (y) such restriction applies to the grant of a security interest over the relevant assets or all relevant consents or approvals have not been obtained by such Obligor in respect of the grant of a security interest over such assets;

(x)             those assets as to which Administrative Agent and Parent reasonably and mutually agree in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to Secured Creditors of the security to be afforded thereby;

(y)            Margin Stock;

(z)             [***]; and

(aa)          any asset to the extent granting a security interest in such asset would result in a material adverse tax consequence to Obligors or their respective Subsidiaries, as reasonably determined by Parent and Administrative Agent;

provided, however, that Obligor Collateral shall include all proceeds of any assets or other property excluded from Collateral by the definition of Excluded Assets (unless such proceeds themselves constitute Excluded Assets); and provided, further, that immediately upon the repeal, waiver, voiding, invalidation, lapse, termination or other ineffectiveness of any agreement, restriction, condition or other encumbrance covering, or resulting in, any asset or other property of an Obligor constituting an Excluded Asset, the Obligor Collateral shall automatically include, and such Obligor shall be automatically deemed to have granted a security interest in, such Obligor’s right, title and interest in and to such asset or other property, whether now owned or hereafter acquired or arising and wherever located, and such asset or other property shall no longer constitute an Excluded Asset.

[***].

3.2             Secured Indebtedness. The Lien and security interest granted hereunder shall secure the prompt payment of the Obligations and the prompt performance of each of the covenants and duties under this Agreement and the other Loan Documents. Each Obligor shall mark its Books as may be required by GAAP to reflect the existence of the Obligations and the Lien and security interest with respect thereto. Each Obligor shall promptly provide Administrative Agent with written notice of all Commercial Tort Claims of such Obligor in an aggregate amount reasonably estimated by such Obligor to be in excess of the Threshold Amount, such notice to contain the case title together with the applicable court and a brief description of the claim(s) acceptable to Administrative Agent. Upon delivery of each such notice, such Obligor shall be deemed to have granted to Administrative Agent, for the benefit of Secured Creditors, a security interest and Lien in and to such Commercial Tort Claims and all proceeds thereof without any further action by Obligors or Administrative Agent.

3.3             Perfection by Filing. Each Obligor hereby specifically authorizes Administrative Agent at any time and from time to time to file financing statements, continuation statements and amendments thereto that describe the Obligor Collateral as “all personal property of debtor,” “all assets of debtor” or words to similar effect, and contain any other information required by Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether such Obligor is an organization, the type of organization and any organization identification number issued to such Obligor. Each Obligor agrees to furnish any of the foregoing information to Administrative Agent promptly upon request. Any such financing statements, continuation statements or amendments may, to the extent required by applicable law, be signed by Administrative Agent on behalf of any Obligor and may be filed at any time in any relevant jurisdiction. Each Obligor hereby irrevocably constitutes and appoints Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Obligor and in the name of such Obligor or in its own name, from time to time in Administrative Agent’s reasonable discretion, for the limited purpose of carrying out the terms of this Section 3.3. Each Obligor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Section 3.3 are coupled with an interest and are irrevocable until all of the Obligations have been paid and satisfied in full. All Lender Expenses incurred by Administrative Agent in doing any of the foregoing shall be added to the Obligations, and shall be paid to Administrative Agent (i) if an Event of Default exists, on demand, and (ii) otherwise, within 30 days of demand.

3.4             Perfection Other Than by Filing, Etc. At any time and from time to time, each Obligor shall take such steps as Administrative Agent may reasonably request for Administrative Agent to (a) use commercially reasonable efforts to obtain a Lien Waiver from any bailee having possession of any of the Obligor Collateral with an aggregate value in excess of the Threshold Amount that such bailee holds such Obligor Collateral for Administrative Agent, (b) subject to Section 6.16, obtain control of any Deposit Accounts or Securities Accounts (other than any Excluded Accounts) pursuant to a Controlled Account Agreement, (c) obtain control, as set forth in Article 9 of the UCC, of any Negotiable Collateral, Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper pledged by such Obligor, and, where control is established by written agreement, such agreement shall be in form and substance satisfactory to Administrative Agent, in each case, to the extent the aggregate amount of the same is in excess of the Threshold Amount, (c) immediately discharge all Liens other than Permitted Liens and (d) otherwise to insure the continued perfection and priority of Administrative Agent’s security interest in any of the Obligor Collateral and of the preservation of its rights therein. All Lender Expenses incurred by Administrative Agent in doing any of the foregoing, and any local taxes relating thereto, shall be added to the Obligations, and shall be paid to Administrative Agent (i) if an Event of Default exists, on demand, and (ii) otherwise, within [***] days of demand.

3.5             Preservation of Obligor Collateral. In addition to the rights and remedies set forth herein, and subject to the requirements of applicable US State Cannabis Laws, Administrative Agent: (a) may at any time take such steps as Administrative Agent deems reasonably necessary to protect Administrative Agent’s interest in and to preserve the Obligor Collateral, including, so long as an Event of Default has occurred and is continuing, the hiring of such security guards or the placing of other security protection measures as Administrative Agent may deem appropriate; (b) so long as an Event of Default has occurred and is continuing, may employ and maintain at any of any Obligor’s premises a custodian who shall have full authority to do all acts necessary to protect Administrative Agent’s interests in the Obligor Collateral; (c) so long as an Event of Default has occurred and is continuing, may lease warehouse facilities to which Administrative Agent may move all or part of the Obligor Collateral; (d) so long as an Event of Default has occurred and is continuing, may use any Obligor’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Obligor Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Obligor Collateral is located, and may proceed over and through any of any Obligor’s owned or leased property, subject to Section 6.3 with respect to the matters described therein. If an Event of Default has occurred and is continuing, each Obligor shall cooperate fully with Administrative Agent’s efforts to preserve the Obligor Collateral and will take such actions to preserve the Obligor Collateral as Administrative Agent may direct. All of Administrative Agent’s Lender Expenses for preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be added to the Obligations, or, at Administrative Agent’s option, shall be paid to Administrative Agent (x) if an Event of Default exists, on demand, and (y) otherwise, within 30 days of demand.

3.6             Other Actions as to Any and All Obligor Collateral. Each Obligor shall promptly (and in no event later than [***] Business Days of acquiring or obtaining such Obligor Collateral) notify Administrative Agent in writing upon acquiring or otherwise obtaining any Obligor Collateral after the date hereof consisting of (a) Investment Property (other than Securities Accounts), Negotiable Collateral or intellectual property, in each case, with an aggregate value (unless such Investment Property is Equity Interests in a Subsidiary) in excess of the Threshold Amount or (b) Deposit Accounts and Securities Accounts (other than Excluded Accounts).

3.7             Equity Interests. For so long as any Obligor shall have the right to vote Equity Interests or other Investment Property constituting Collateral, such Obligor agrees that such Obligor shall not vote or take any consensual action with respect to such Collateral owned by such Obligor that would (a) materially adversely affect the rights of any Secured Creditor under the Loan Documents or the value of such Collateral or (b) directly or indirectly violate the terms of this Agreement.

3.8             Termination of Liens on the Collateral. In the event (x) Obligors assign their rights and obligations hereunder and under the other Loan Documents to Vireo Rocky Mountain as provided in Section 11.6(a) or (y) Vireo Rocky Mountain and its Subsidiaries join this Agreement as Guarantors and Obligors hereunder pursuant to Section 6.12 and Obligors comply with the other requirements of Section 6.12 (other than the pledge of Collateral) in connection therewith, (a) all security interests and Liens that were granted by any Obligor or any Pledgor under the Loan Documents to Administrative Agent for the benefit of the Secured Creditors in, on or against property or assets of any Obligor or any Pledgor shall be automatically terminated and released and (b) solely at cost and expense of Borrowers, Administrative Agent shall (i) promptly deliver or cause to be delivered to Parent or its designee, as the case may be, the terminations and releases of the UCC financing statements filed in connection with the Loan Documents and such other terminations and releases as are reasonably requested by Parent or its counsel to evidence the terminations and releases provided for herein, and (ii) take such further actions, and execute and deliver such other documents, as Parent or its counsel may reasonably request evidencing the terminations and releases provided for herein. Parent and its designee shall be deemed authorized to file the terminations and releases delivered by Administrative Agent pursuant to the immediately preceding sentence.

SECTION 4.            CONDITIONS PRECEDENT

4.1             Closing Conditions. No Lender shall be obligated to advance any Loan hereunder on the Closing Date unless each of the following conditions has been fulfilled, to the satisfaction of Administrative Agent and Lenders, on or before the date of such advance:

(a)            Parent and each other Person that is to be a party to any Loan Document shall have executed and delivered each such Loan Document, including this Agreement and the Pledge Agreement dated as of the Closing Date;

(b)            Parent shall cause to be delivered to Administrative Agent the following documents, each in form and substance satisfactory to Administrative Agent and, if applicable to such document, duly executed and delivered by the parties thereto:

(i)            with respect to Parent, a certificate signed by the secretary or assistant secretary of such Person (or, in the case of a Person that is a partnership, the general partner of such Person or, in the case of a Person that is a limited liability company, the members or manager, as appropriate, of such Person), including a certificate of incumbency with respect to each Authorized Officer of such Person executing a Loan Document, together with appropriate attachments which shall include the following: (A) a copy of the certificate of formation of such Person certified to be true, complete and correct by the Secretary of State of the State of such Person’s incorporation or formation; (B) a true, complete and correct copy of the other Organic Documents of such Person reflecting such amendments necessary in the opinion of Administrative Agent in connection with the Loan Documents or otherwise; (C) a true, complete and correct copy of the resolutions of such Person (or its general partner, members or manager, as applicable) authorizing the execution, delivery and performance by such Person of the Loan Documents to which such Person is a party and authorizing the borrowings hereunder; (D) certificates of good standing from such Person’s jurisdiction of formation; and (E) if any, copies of all shareholders or share purchase agreements relating to the Equity Interests of such Person,

(ii)           an Information Certificate dated the Closing Date, and

(iii)          such financial reports and information concerning Parent as Administrative Agent shall request;

(c)            Administrative Agent shall have received evidence that appropriate UCC financing statements (including fixture filings) or equivalent filings, as applicable, have been duly filed, or will be duly filed on the Closing Date, in such office or offices as may be necessary or, in the opinion of Administrative Agent, desirable, to perfect Administrative Agent’s Liens in and to the Collateral;

(d)            Administrative Agent shall have received assurances, satisfactory to it, that (i) no litigation and no investigation or audit by any Governmental Authority is pending or threatened against Parent or any Pledgor which Administrative Agent determines may have a Material Adverse Effect or that would be a breach of any representation by Parent or a Pledgor in any Loan Document and (ii) no breach or default (or event or condition, which after notice or lapse of time, or both, would constitute a breach or default) has occurred and is continuing under any Material Contract as a result of which a Material Adverse Effect could be reasonably expected to occur;

(e)             No Default or Event of Default shall exist (whether before or after giving effect to the funding of the Loans or other extension of credit);

(f)             All of the representations and warranties of Parent and each Pledgor in each of the Loan Documents, or otherwise in writing to any Secured Creditor, shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, Material Adverse Effect or similar language, or by a qualifying exhibit or schedule or the Information Certificate, in which case such representation and warranty shall be true and correct in all respects) at such time, both before and after giving effect to the application of the proceeds of the Loans;

(g)            Each of Administrative Agent and Lenders shall have received the approval of the Transactions from its investment committee or, as applicable, other primary credit authority;

(h)            There shall have been no change which could have a Material Adverse Effect since September 16, 2025;

(i)             All fees and expenses payable in accordance with this Agreement on or before the Closing Date (including legal fees and expenses of Administrative Agent) shall have been paid to Administrative Agent, for the benefit of Secured Creditors;

(j)             Each of Administrative Agent and Lenders shall have reviewed to its satisfaction Parent’s financial results, books and records; and

(k)            Administrative Agent and its counsel shall have completed their due diligence review with outcomes satisfactory to Administrative Agent.

SECTION 5.            OBLIGORS’ REPRESENTATIONS AND WARRANTIES

To induce Administrative Agent and Lenders to enter into this Agreement and to extend credit, each Obligor makes the following representations and warranties, all of which shall be deemed made as of the Closing Date:

5.1             Existence and Rights; Predecessors. The exact legal name of each Obligor is as set forth on the signature pages to this Agreement. Each Obligor is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified or licensed to transact business in all places where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect. Each Obligor has the right and power to enter into and discharge all of its obligations under the Loan Documents to which it is a party. Each Loan Document to which any Obligor is a party constitutes a legal, valid and binding obligation of such Obligor, enforceable against it in accordance with its terms, subject only to bankruptcy and similar laws affecting creditors’ rights generally, and each Obligor has the power, authority, rights and franchises to own its property and to carry on its business as presently conducted. Except as described in the Information Certificate dated the Closing Date, no Obligor has been a party to any merger, consolidation or acquisition of all or substantially all of the assets or Equity Interests of any other Person, or changed its legal status or the jurisdiction in which it is organized, during the five-year period prior to the Closing Date. No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

5.2             Authority. The execution, delivery and performance of the Loan Documents by each Obligor have been duly authorized by all necessary actions of such Person, do not and will not violate any material provision of law, or any writ, order or decree of any court or other Governmental Authority, or any provision of the Organic Documents of such Person, and do not and will not result in a material breach of, or constitute a material default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument, document or agreement to which any such Person is a party or by which any such Person or its properties may be subject or bound. Each Obligor has obtained all Material Cannabis Licenses and all other material Permits, and such Material Cannabis Licenses and other material Permits are in full force and effect. None of such Material Cannabis Licenses or other material Permits is the subject of any pending or, to the best of each Obligor’s knowledge, threatened attack or revocation, by the grantor of such Material Cannabis Licenses or other material Permits. No Obligor or any Subsidiary of an Obligor is required to obtain any additional material Permit in connection with the execution, delivery and performance of this Agreement or any other Loan Document, in accordance with their respective terms, or the consummation of the transactions contemplated hereby or thereby.

5.3             Litigation.

(a)             There is no action or proceeding pending, or, to the best of each Obligor’s knowledge, threatened against any Obligor or any of its properties before any Governmental Authority as of the Closing Date, in each case, in which the amount in dispute exceeds the Threshold Amount, pursuant to which a liability of an Obligor exceeding the Threshold Amount would reasonably be expected to result or that is otherwise material, and no Obligor has any knowledge or belief of any pending or, to the best of each Obligor’s knowledge, threatened governmental investigations or claims, complaints, actions or prosecutions involving any Obligor or its properties, in each case, in which the amount in dispute exceeds the Threshold Amount, pursuant to which a liability of an Obligor exceeding the Threshold Amount would reasonably be expected to result or that is otherwise material. No Obligor is in default with respect to any order, writ, injunction, decree or demand of any Governmental Authority as of the Closing Date, in each case, in which the amount in dispute exceeds the Threshold Amount, pursuant to which a liability of an Obligor exceeding the Threshold Amount would reasonably be expected to result or that is otherwise material. None of the foregoing, individually or collectively, could reasonably be expected to have a Material Adverse Effect.

(b)            No injunction, writ, temporary restraining order or any order of any nature has been issued by any Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. No Obligor is the subject of a material audit by a Governmental Authority or, to the best of each Obligor’s knowledge, any material investigation or review by a Governmental Authority concerning the violation or possible violation of any requirement of law.

5.4             Solvency. Each Obligor and its Subsidiaries, taken as a whole, are, and after consummating the transactions described herein, including each advance of the Loans, will be, Solvent.

5.5             Taxes. Each Obligor has filed all tax returns that it is required to file and has paid all Taxes shown on said returns as well as all Taxes shown on all assessments received by it to the extent that such Taxes are not being Properly Contested; neither any Obligor nor any assets of any Obligor is subject to any tax Liens; and no Obligor has received any notice of deficiency or other official notice to pay any Taxes.

5.6             Material Agreements. No Obligor is a party to any agreement or instrument that could reasonably be expected to result in a Material Adverse Effect. No Obligor is in material default in the performance, observance or fulfillment of any of its obligations, covenants or conditions contained in any Material Contract, including any Management Services Agreement or the MMT Acquisition Agreement. All Material Contracts to which any Obligor is a party were executed and delivered, and are being performed, in accordance with applicable law in all material respects.

5.7             Title to Assets; Intellectual Property. Each Obligor has good, marketable and legal title to its material assets or leasehold title as to leased assets or rights as to licenses, and the same are not subject to any Liens other than Permitted Liens. The Liens of Administrative Agent on the Collateral are and shall be prior to any other Lien on the Collateral (except for Permitted Liens). Each Obligor possesses all necessary trademarks, trade names, copyrights, patents, patent rights and licenses to conduct business as now operated, without any known conflict with the rights of others. There is no infringement action, lawsuit, claim or complaint which asserts that any Obligor’s operations violate or infringe the rights or the trade names, trademarks, trademark registrations, service names, service marks or copyrights of others with respect to any apparatus or method of such Obligor or any adversely held trade-marks, trade names, trademark registrations, service names, service marks or copyrights which would reasonably be expected to have a Material Adverse Effect, and no Obligor is in any way making use of any confidential information or trade secrets of any Person, except with the consent of such Person or which would not reasonably be expected to have a Material Adverse Effect. Each Obligor has taken commercially reasonable steps to protect its (a) computer programming language, software, hardware, firmware or related documentation, inventions, technical and nontechnical data related thereto, and (b) other documentation, inventions and data related to patterns, plans, methods, techniques, drawings, finances, customer lists, suppliers, products, special pricing and cost information, designs, processes, procedures, formulas, research data owned or used by such Obligor or marketing studies conducted by such Obligor. Each Obligor is the lawful owner or licensee of its commercially important and competitively sensitive intellectual property, free and clear of any material claim of any third party (other than any applicable licensor).

5.8             Compliance With Laws; Absence of Default.

(a)            Each Obligor, and its properties, business, operations and leaseholds, are in compliance in all material respects with all applicable laws, including all applicable US State Cannabis Laws, and all of the provisions of its Organic Documents, and no event has occurred or has failed to occur which has not been remedied or waived, the occurrence or non-occurrence of which constitutes (i) a Default or an Event of Default or (ii) a default under any Material Contract that would reasonably be expected to result in a liability of an Obligor exceeding the Threshold Amount or that is otherwise material. No Obligor is engaged in any Restricted Cannabis Activities.

(b)            Each Obligor holds all Permits that are required by any Governmental Authority (excluding those United States federal authorities that may enforce or interpret any laws or regulations or the like, so as to prevent or materially restrict the business of any Obligor, or any laws or regulations that apply to cannabis) to permit it to conduct and operate any Obligor’s or its respective Subsidiaries’ business in the Ordinary Course of Business pursuant to any applicable requirement of law. Each of the Material Cannabis Licenses and other material Permits of Obligors and their respective Subsidiaries (i) is lawfully, truly and exclusively held or owned by Obligors or any of their respective Subsidiaries, (ii) is valid and in full force and effect in all material respects, (iii) is free and clear of all Liens other than Permitted Liens, (iv) has neither been revoked nor is in the process of being revoked by any Governmental Authority and (v) has no threatened or pending process that would result in its loss, termination, suspension, withdrawal, revocation or expiration.

(c)            Each Obligor and each Subsidiary of an Obligor is in material compliance with all laws and regulations pertaining to any and all Material Cannabis Licenses and other material Permits. Neither any Obligor nor any Subsidiary of an Obligor is a party to, or the subject of, any investigation, notice of apparent liability, violation, forfeiture, or other order or complaint issued by or before any Governmental Authority or any other proceedings which could, in any manner, threaten or adversely affect the validity or continued effectiveness of any Material Cannabis License or other material Permit of any Obligor or any Subsidiary of an Obligor, or give rise to any order of forfeiture of any of the foregoing. There is no pending or, to the best of each Obligor’s knowledge, threatened cancellation, loss, termination, modification or nonrenewal of any Material Cannabis License or other material Permit of any Obligor or any Subsidiary of an Obligor, or, to the best of each Obligor’s knowledge, any valid basis for such cancellation, loss, termination, modification or nonrenewal. Obligors have no reason to believe that any Material Cannabis License or other material Permit will not be renewed in the ordinary course, or that such renewed Material Cannabis License or other material Permit would be materially different than the corresponding existing versions of such. Each Obligor and each Subsidiary of an Obligor has filed, in a timely manner, all material reports, applications, documents, instruments, and information required to be filed pursuant to applicable rules and regulations or requests of every regulatory body having jurisdiction over any of its Material Cannabis Licenses or other material Permits.

(d)            Obligors and their respective Subsidiaries have each made all necessary or required disclosures of this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby to any Governmental Authority that has issued any Obligor a Material Cannabis License or other material Permit as and when required pursuant to applicable law.

5.9             Business and Collateral Locations. Each Obligor’s chief executive office, principal place of business, office where such Obligor’s business records are located and all other places of business of such Obligor as of the Closing Date are as described in the Information Certificate dated the Closing Date; and except as otherwise described in such Information Certificate, none of the Collateral is in the possession of any Person other than an Obligor, an institution at which a Deposit Account, Securities Account or Commodity Account is maintained or, to the extent permitted hereunder, any other Person.

5.10           ERISA. No Obligor has any Plans as of the Closing Date. No Plan established or maintained by any Obligor has or is expected to have a accumulated funding deficiency (as such term is defined in Section 302 of ERISA), and no liability to the Pension Benefit Guaranty Corporation is expected by any Obligor to be, incurred with respect to any such Plan by such Obligor, except, in each case, as would not reasonably be expected to have a Material Adverse Effect. No Obligor is required to contribute to or is failing to contribute to a Plan or has any withdrawal liability to any Plan, except, in each case, as would not reasonably be expected to have a Material Adverse Effect. No Reportable Event has occurred that has resulted or could result in liability of any Obligor, and no Obligor has any reason to believe that any other event has occurred that has resulted or could reasonably be expected to result in liability of such Obligor, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

5.11           Labor Relations. Except as disclosed in Schedule 15 of the Information Certificate dated the Closing Date, neither any Obligor nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, management agreement or consulting agreement. On the Closing Date, there are no material grievances, disputes or controversies with any union or any other organization of the employees of any Obligor or any Subsidiary of any Obligor, or, to the best of each Obligor’s knowledge, any threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization. Each Obligor is in material compliance with all federal and state laws respecting employment and employment terms, conditions and practices. The operations of each Obligor and each Subsidiary of each Obligor are conducted in compliance, in all material respects, with all applicable rules and regulations promulgated by the Occupational Safety and Health Administration of the United States Department of Labor.

5.12           Anti-Corruption Laws and Sanctions. Obligors and their respective Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with applicable Sanctions. Each Obligor, its Subsidiaries and their respective officers and directors and, to the best of each Obligor’s knowledge, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of any Obligor, any Subsidiary thereof or any of their respective directors, officers or, to the best of each Obligor’s knowledge, employees is a Sanctioned Person. No borrowing of any Loan, the use of any proceeds thereof or any other Transaction will violate Anti-Corruption Laws or applicable Sanctions.

5.13           Investment Company Act. Neither any Obligor nor any of their respective Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

5.14           Accuracy and Completeness of Information. All written information, reports, other papers and data relating to Obligors and their respective Subsidiaries furnished by or at the direction of any Obligor to Administrative Agent or any Lender were, at the time furnished, complete and correct in all material respects when taken as a whole and none contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the time when made or delivered, when taken as a whole. All financial statements provided to Administrative Agent or any Lender fairly present the financial position and results of operations of each Obligor as at the respective dates thereof when taken as a whole and for the periods therein referred to and are consistent with the books and records of such Obligor when taken as a whole. No fact is currently known to any Obligor which has, or could reasonably be expected to have, a Material Adverse Effect. With respect to projections, estimates and forecasts given to Administrative Agent or any Lender, such projections, estimates and forecasts are based on Obligors’ good faith assessment of the future of the business at the time made and when taken as a whole, and Obligors had a reasonable basis for such assessment at the time made.

5.15           Compensation of Officers and Employees. To the extent requested, the compensation paid to each officer of each Obligor for the 12-calendar month period ending on the last day of the calendar month immediately preceding the calendar month in which the Closing Date occurs, including salaries, withdrawals, fees, bonuses, commissions, profits distributions, drawing accounts and other payments, has been disclosed to Administrative Agent prior to the Closing Date.

5.16           Environmental Matters. Neither any Obligor nor any of its Subsidiaries has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any Environmental Law or any material Permit or similar authorization thereunder and the operations of each of Obligors and their respective Subsidiaries comply in all material respects with all Environmental Laws and all material Permits and similar authorizations thereunder. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other Person, nor is any pending or, to the best of each Obligor’s knowledge, threatened with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Obligor or any of its Subsidiaries or the Release, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects any Obligor, any Subsidiary thereof or the business, operations or assets thereof or any properties at which any Obligor or any of its Subsidiaries has transported, stored or disposed of any Hazardous Materials. Neither any Obligor nor any Subsidiary thereof has any Environmental Liability that, individually or collectively, exceeds the Threshold Amount.

5.17           Material Adverse Change. There has been no material adverse change in Obligors’ business, key personnel or customers since September 16, 2025.

5.18           No Contractual Defaults. There are no defaults by any Obligor or, to the best of each Obligor’s knowledge, by any other Person under any Material Contract, and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a default by any Obligor or, to the best of each Obligor’s knowledge, by any other Person under any Material Contract, other than, in each case, defaults which do not have, and could not reasonably be expected to have, a Material Adverse Effect. Neither any Obligor nor, to the best of each Obligor’s knowledge, any other Person, has received written notice or has any knowledge of any existing circumstances in respect of which it could receive any notice of default or breach in any material respect of any Material Contract.

5.19           No Reliance. Each Obligor acknowledges, represents, and warrants that it understands the nature and structure of the transactions contemplated by this Agreement and the other Loan Documents, that it is familiar with the provisions of all of the documents and instruments relating to such transactions, that it understands the risks inherent in such transactions and that it has not relied on Administrative Agent or any Lender for any guidance or expertise in analyzing the financial or other consequences of the transactions contemplated by this Agreement or any other Loan Document or otherwise relied on Administrative Agent or any Lender in any manner in connection with interpreting, entering into, or otherwise in connection with this Agreement, any other Loan Document, or any of the matters contemplated hereby or thereby.

5.20           Information Certificate. All of the representations and warranties in the Information Certificate are true and accurate on the Closing Date.

5.21           Holding Company. Parent does not (a) hold any assets other than the Schwazze Bonds, the Equity Interests of its Subsidiaries permitted hereunder and cash or property received as or in connection with Restricted Payments made in accordance with Section 7.6, (b) have any material liabilities other than (i) the liabilities under the Loan Documents, (ii) tax liabilities in the ordinary course of business and (iii) corporate, administrative and operating expenses in the ordinary course of business or (c) engage in any business other than (i) owning the Equity Interests of its Subsidiaries and activities incidental or related thereto and (ii) acting as a party to the Loan Documents and pledging its assets to the Administrative Agent, for the benefit of the Secured Creditors, pursuant to the Loan Documents to which it is a party.

SECTION 6.            AFFIRMATIVE COVENANTS

Until payment in full of the Obligations, each Obligor shall, unless Administrative Agent otherwise agrees in its discretion:

6.1             Maintenance of Rights and Properties. Maintain and preserve all material rights, franchises, Permits, privileges and other authority adequate for the conduct of its business; maintain its properties, equipment and facilities in good order and repair, working order and condition; conduct its business in an orderly manner without voluntary interruption; maintain and preserve its existence (other than as permitted by Section 7.1 or 7.4(b)); and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Except as otherwise permitted by this Agreement, each Obligor shall (a) remain the sole and lawful owner or lessee of, and in possession of, its assets, (b) use its assets only in or related to its trade or business, (c) use and maintain its assets only in compliance in all material respects with all applicable laws, including all Environmental Laws and US State Cannabis Laws, and all insurance policies, and (d) upon Administrative Agent’s reasonable request, affix plates, tags or other identifying labels to the Collateral showing ownership thereof by the applicable Obligor and Administrative Agent’s security interest.

6.2             Insurance. In addition to the insurance required by the Loan Documents with respect to the Collateral, maintain, on behalf of itself and its Subsidiaries, (a) insurance with respect to its properties and business against such casualties and contingencies of such type (including product liability, workers’ compensation, larceny, embezzlement or other criminal misappropriation insurance) and in such amounts and with such coverages, limits and deductibles as is customary in the business of such Obligor and its Subsidiaries, and (b) business interruption insurance in such amounts and with such coverages, limits and deductibles as is customary in the business of such Obligor and its Subsidiaries; provided, however, that all such insurance, including all coverages, limits and deductibles, shall be reasonably acceptable to Administrative Agent. All such insurance policies shall name Administrative Agent as additional insured or lender loss payee, as the case may be. Each Obligor shall deliver certificates of insurance evidencing that the required insurance is in force, together with satisfactory additional insured or lender loss payee, as the case may be, endorsements. Each policy of insurance or endorsement shall contain, unless Administrative Agent agrees otherwise, in its reasonable discretion, a clause requiring the insurer to give not less than 30 days prior written notice to Administrative Agent in the event of cancellation or modification of the policy for any reason whatsoever other than non-payment of premiums, in which case 10 days prior written notice is acceptable, and, if requested by Administrative Agent, a clause that the interest of Administrative Agent shall not be impaired or invalidated by any act or neglect of any Obligor or owner of the Collateral nor by the occupation of the premises for purposes more hazardous than are permitted by said policy. If any Obligor fails to provide and pay for such insurance, Administrative Agent may, at Obligors’ expense, procure the same, but shall not be required to do so. Each Obligor agrees to deliver to Administrative Agent, promptly as rendered, true copies of all reports made by any Obligor in any reporting forms to insurance companies.

6.3             Visits and Inspections. Permit representatives of Administrative Agent and, if an Event of Default has occurred and is continuing, each Lender to: visit and inspect properties of each Obligor and each of its Subsidiaries; inspect, audit and make extracts from the Books of any Obligor and the books of its Subsidiaries, including all records relating to any Collateral; conduct field examinations and appraisals; and discuss with its officers, employees and independent accountants such Obligor’s and its Subsidiary’s businesses, assets, liabilities, financial positions, results of operations and business prospects; provided, however, that, unless an Event of Default exists, the foregoing shall be conducted during normal business hours and upon reasonable prior notice to Obligors; and provided, further, that upon the request of Administrative Agent if an Event of Default has occurred and is continuing, Obligors shall assemble, deliver or otherwise make available to Administrative Agent, at a location to be determined by Administrative Agent, all Books of any Obligor and any other Collateral requested by Administrative Agent. This Agreement shall constitute Obligors’ authorization to its accountants to discuss Obligors’ affairs, finances and accounts with such representatives of Administrative Agent provided that, unless an Event of Default exists, such Obligor is given an opportunity for a representative of such Obligor to be present. In addition to the foregoing, Administrative Agent may, at its option if an Event of Default has occurred and is continuing, from time to time obtain a quality of earnings report with respect to Obligors. Notwithstanding the foregoing or anything herein to the contrary, nothing contained in this Section 6.3 shall require Obligors to violate any provision of applicable US State Cannabis Laws or any other applicable law or any applicable confidentiality requirement.

6.4             Taxes, other Obligations, Etc. (a) File all tax returns and appropriate schedules thereto that are required to be filed under applicable law, prior to the date of delinquency, including any permissible extensions, and (b) pay and discharge, before the same shall become delinquent or in default, its obligations, including Taxes and nongovernmental levies or charges resulting from covenants, conditions, and restrictions affecting its assets which are assessed or imposed upon such assets or become due and payable, except, in each case, (i) to the extent that the validity or amount thereof is being Properly Contested or (ii) such failure to file, pay or discharge could not reasonably be expected to result in a Material Adverse Effect. Administrative Agent may, at its option, from time to time, discharge any Taxes or Liens on any of the Collateral that are delinquent, and Obligors will pay to Administrative Agent on demand or Administrative Agent in its discretion may charge to Borrowers all amounts so paid or incurred by Administrative Agent to the Loan Account, and such amounts paid or incurred by Administrative Agent shall constitute Obligations secured by the Collateral. If requested by Administrative Agent, the applicable Obligor shall provide proof of payment or, in the case of withholding or other employee taxes, deposit required by applicable law.

6.5             Financial Statements and Other Information. Keep accurate and complete records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP; and prepare or furnish, or cause to be prepared or furnished to Administrative Agent and Lenders the following:

(a)            [reserved];

(b)            [reserved];

(c)            [reserved];

(d)            no later than [***] Business Days after the date of receipt or transmission thereof, copies of all communications to and from applicable Governmental Authorities, including the Internal Revenue Service, the Federal Communications Commission, the Pension Benefit Guaranty Corporation, the Environmental Protection Agency and the Securities Exchange Commission, regarding notice of any material enforcement proceeding, material complaint, material inspection or related matter addressed to any Borrower, any other Obligor or any Subsidiary thereof;

(e)            no later than [***] Business Days after obtaining knowledge thereof, (i) any notice of any proposed amendment to, or revocation or reduction of, or information concerning the status or renewal of, any Material Cannabis License (including information that such Material Cannabis License may not be renewed or that any renewed Material Cannabis License will be different than any existing Material Cannabis License, any change in applicable laws affecting the legality or validity of any existing Material Cannabis License, and evidence of the timely payment of all necessary fees and other payments to any Governmental Authority with respect thereto), (ii) copies of any written materials and all other details associated therewith, (iii) any additional diligence or actions suggested by any geotechnical or environmental firm to Obligors with respect to any Real Property subject to a Mortgage and (iv) copies of all reports, Phase IIs and other information obtained in connection with such additional diligence and actions;

(f)            [reserved];

(g)            within [***] Business Days of a request therefor by Administrative Agent, to the extent available, (i) a copy of the federal and state income tax returns of each Obligor for the most recently completed tax year, together with all schedules, supporting documentation and amendments, all in the form filed with the Internal Revenue Service or such analogous state Governmental Authority and (ii) in the event an Obligor shall file an application for extension of the time to file an income tax return with respect to any such tax return, a copy of such application;

(h)            within [***] Business Days after the occurrence of any event hereinafter described, (i) copies of all material documents filed with any court with respect to any litigation in which the amount in dispute exceeds the Threshold Amount, pursuant to which a liability of an Obligor exceeding the Threshold Amount would reasonably be expected to result or that is otherwise material, (ii) written notice of the occurrence of any Default or any Event of Default, including a reasonably detailed description thereof and the applicable Obligor’s proposed corrective action with respect thereto, (iii) written notice of receipt of any notice of any material violation of any laws or regulations received from any Governmental Authority, along with the applicable Obligor’s proposed corrective action as to such violation, (iv) written notice of receipt of any notice of any material violation of any Material Contract, along with the applicable Obligor’s proposed corrective action as to such violation, (v) written notice of the occurrence of any development that results in, or could reasonably be expected to result in, a Material Adverse Effect, and (vi) written notice of the filing or commencement of any action, suit or other proceeding against, or any demand for arbitration against or affecting any Obligor or any Pledgor that involves an amount in excess of the Threshold Amount or which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(i)             within [***] days of the occurrence of any event hereinafter described, certified copies of all amendments to the Organic Documents of any Obligor (provided, however, that Obligors must comply with Section 7.1 with respect to any such amendment); and

(j)              from time to time and promptly (and in any event within [***] Business Days of) upon each request from Administrative Agent or any Lender, as the case may be, (i) such data, certificates, reports, statements, documents or further information regarding the business, assets, liabilities, financial position, projections, results of operations, condition, business prospects or ownership of Obligors, or any of them, as Administrative Agent may reasonably request, and (ii) such information and documentation reasonably requested by Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

6.6             Compliance with Laws and Agreements; Hazardous Materials. Comply in all material respects with all applicable laws (including the PATRIOT Act, Anti-Corruption Laws, ERISA, all securities laws and all Environmental Laws and all US State Cannabis Laws) and all other laws regarding the collection, payment and deposit of Taxes, comply in all material respects with all Material Contracts to which such Obligor is a party or by which such Obligor or any of its properties is bound and obtain and keep in full force and effect any and all Material Cannabis Licenses and other material Permits and all governmental approvals necessary for the ownership of its properties or the conduct of its business. Other than those necessary to operate Obligors’ business, no Obligor nor any Subsidiary thereof shall engage in the storage, manufacture, disposition, processing, handling, use or transportation of any Hazardous Materials, whether or not in compliance with applicable laws and regulations. Obligors and their respective Subsidiaries shall maintain policies and procedures reasonably designed to ensure compliance with applicable Sanctions.

6.7             [Reserved].

6.8             Lien Waivers and Collateral Assignments of Lease. Use commercially reasonable efforts to obtain from the appropriate Person or Persons, with respect to any Real Property not owned by an Obligor in fee on which Collateral with a value in excess of the Threshold Amount is or may be located from time to time, a Lien Waiver and, if the consent of the applicable landlord is not required in connection therewith, a Collateral Assignment of Lease.

6.9             Controlled Accounts.

(a)            Take all steps to ensure that all of its Account Debtors and other Persons obligated to make payments to such Obligor forward all items of payment to a Deposit Account that is not an Excluded Account, and in no event shall any Obligor direct any Account Debtor to forward any item of payment to any account other than a Deposit Account that is not an Excluded Account. All Deposit Accounts (other than Excluded Accounts) shall be a Controlled Account.

(b)            In the event that any Obligor shall at any time receive any remittances of any of the foregoing directly or shall receive any other funds representing proceeds of the Collateral, hold the same as trustee for Administrative Agent and shall promptly deposit the same into a Deposit Account that is not an Excluded Account. All cash, cash equivalents, checks, notes, drafts or similar items of payment (including from the sale of any assets or constituting insurance or condemnation proceeds) received by any Obligor shall be deposited into a Deposit Account that is not an Excluded Account promptly upon (and in any event within one Business Day of) receipt thereof by such Obligor.

6.10           Products and Services Warranty. Grow and manufacture, and provide all services, in conformity with all Material Contracts and all express or implied warranties and ensure no such products or services contain any material latent defects.

6.11           Use of Proceeds. Use the proceeds of the Loans to (a) fund the payment of fees, costs and expenses associated with the closing of the Transactions, (b) to finance the acquisition by Parent of the Schwazze Bonds, free and clear of Liens and other encumbrances and pursuant to such terms and documentation as approved by the Administrative Agent in its discretion and (c) finance Permitted Acquisitions and for other investment purposes, including to finance the Acquisition described in clause (b) of the definition of Permitted Schwazze Transactions. No proceeds received pursuant to this Agreement will be used to purchase or carry any Margin Stock. No Obligor shall request the borrowing of the Loans, and no Obligor shall use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of the Loans (x) in furtherance of a direct or, to the best of each Obligor’s knowledge, indirect offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (y) for direct or, to the best of each Obligor’s knowledge, indirect purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (z) in any manner that would result in the direct or, to the best of each Obligor’s knowledge, indirect violation of any Sanctions applicable to any party hereto.

6.12           Further Assurances.

(a)             Take such further actions as Administrative Agent shall reasonably request from time to time in connection herewith to evidence, give effect to or carry out this Agreement and the other Loan Documents and any of the transactions contemplated hereby or thereby. Promptly after Administrative Agent’s request therefor, each Obligor shall execute or cause to be executed and delivered to Administrative Agent such instruments, assignments, or other documents as are necessary or desirable under the UCC or other applicable law to protect or perfect (or continue the perfection of) Administrative Agent’s Liens upon the Collateral. In furtherance of the foregoing, each Obligor agrees to take such further actions as Administrative Agent shall request to perfect and maintain a first-priority Lien (subject to any Permitted Lien applicable to Real Property) in any fee or (if a Lien can be granted thereunder) land contract interests to which any Obligor is a party to the extent such fee or land contract interest has a value in excess of the Threshold Amount.

(b)             (i) Cause each other Person, upon such other Person becoming a Subsidiary of such Obligor (provided that this Section 6.12(b) shall not be construed to constitute consent by Administrative Agent to any transaction not expressly permitted by the terms of this Agreement), within [***] days (or such longer period of time to which Administrative Agent may agree in its discretion) to join this Agreement as an Obligor (as a Borrower or a Guarantor, at the option of Administrative Agent), guaranty the Obligations and grant to Administrative Agent, for the benefit of Secured Creditors, a security interest in the real, personal and mixed property of such Subsidiary to secure the Obligations to the extent such property does not constitute Excluded Assets, (ii) pledge, or cause to be pledged, to Administrative Agent all of the Equity Interests of such Subsidiary to secure the Obligations to the extent such property does not constitute Excluded Assets, (iii) execute or deliver such other agreements and documents requested by Administrative Agent, including an Information Certificate, and (iv) use commercially reasonable efforts to obtain Lien Waivers and Collateral Assignments of Lease in accordance with Sections 3.4 and 6.8, as applicable.

(c)             To the extent commercially reasonable, cooperate with any Lender that is a “real estate investment trust” within the meaning of 856 of the Code with respect to amending, supplementing or otherwise modifying any Loan Documents in connection with any actions or modification not adverse to Borrowers in any material respect necessary or advisable to maintain such Lender’s status as such.

6.13           After-Acquired Real Property. Upon the acquisition by any Obligor of any fee or (if a Lien can be granted thereunder) land contract interest in any Real Property with a value in excess of the Threshold Amount as determined by Obligor in good faith as of the date of such acquisition, including pursuant to the acquisition of a Subsidiary, after the date hereof, promptly (and in any event within [***] Business Days) notify Administrative Agent of such acquisition, and Administrative Agent shall notify such Obligor whether it intends to require a Mortgage (and any other Real Property deliverables) with respect to such new Real Property. Upon receipt of such notice requesting a Mortgage (and any other Real Property deliverables), the Person that has acquired such new Real Property shall promptly, but in any event within [***] days (or such longer period of time to which Administrative Agent may agree in its discretion), furnish the same to Administrative Agent, along with, in each case, in form and substance satisfactory to Administrative Agent, (a) an appraisal of the applicable Mortgaged Property by an independent appraiser selected by Administrative Agent, with each such appraisal being procured at Borrowers’ expense (provided, however, that Administrative Agent may elect to obtain its own appraisal at Borrowers’ expense), (b) a Title Policy, or marked commitment therefor with respect to such Mortgaged Property, without a survey or other exception unless reasonably acceptable to Administrative Agent, (c) a current ALTA survey of such Mortgaged Property, reasonably satisfactory in form and substance to Administrative Agent and, if any, the title insurance company issuing each Title Policy (or unconditional binding commitments thereof) referenced in clause (b) above, which is prepared by a licensed surveyor reasonably satisfactory to Administrative Agent, (d) an environmental site assessment for such Mortgaged Property, (e) an Environmental Indemnity Agreement, (f) a zoning report, zoning conformation from the applicable Governmental Authority or similar document for such Mortgaged Property, in each case, confirming such Real Property is zoned for the business conducted by the applicable Obligor on such Real Property and (g) if such Mortgaged Property is in a flood zone, a flood notification form signed by the applicable Obligor and evidence that flood insurance is in place for the buildings and their contents located thereon. Borrowers shall pay all reasonable and documented (in summary form) out-of-pocket fees and expenses, including reasonable and documented (in summary form) out-of-pocket attorneys’ fees and expenses, and all title insurance charges and premiums, incurred by Borrowers in connection with each Borrower’s obligations under this Section 6.13.

6.14           Management Services Agreements. Preserve and maintain in full force and effect each of the Management Services Agreements (provided that Obligors shall be required to use only commercially reasonable efforts to so preserve and maintain if such Management Services Agreement is not a Material Contract), if any, until such time as the applicable Permits may be, and are, acquired by the applicable Obligor pursuant to the terms thereof, (b) comply in all material respects with each of their respective rights, duties and obligations under each of the Management Services Agreements, if any, in each case, so that the business carried on by the parties to such Management Services Agreements may be properly conducted in accordance with applicable law in all material respects at all times, and (c) use commercially reasonable efforts to cause any Person that becomes a Managed Entity to execute and deliver to Administrative Agent a Collateral Assignment of Management Services Agreement with such Obligor, and each Collateral Assignment of Management Services Agreement, or the Management Services Agreement subject thereto, shall prohibit the Managed Entity party thereto to incur, whether directly, as a guarantor or otherwise, any Indebtedness unless such Indebtedness would constitute Permitted Indebtedness if such Managed Entity were an Obligor.

6.15           Colorado Cannabis Business. Use commercially reasonable efforts to (a) conduct all Cannabis Business of Vireo Growth and its Subsidiaries in the State of Colorado through Parent and its Subsidiaries and (b) ensure all assets of such Cannabis Business, whether acquired, generated or otherwise, are wholly owned by Parent and its Subsidiaries.

SECTION 7.            NEGATIVE COVENANTS

Until payment in full of the Obligations, no Obligor shall, unless Administrative Agent otherwise agrees in its discretion:

7.1             Fundamental Changes. (a) Merge, reorganize or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions except (i) for any such merger, reorganization or consolidation of any Person into or with an Obligor in a transaction in which an Obligor is the surviving Person and (ii) pursuant to a Permitted Acquisition or Permitted Asset Disposition; (b) change its federal employer identification number; (c) change its legal name, state of incorporation or formation, organizational identification number or structure, in each case of this clause (c), without having first provided at least 30 days (or such shorter period as to which Administrative Agent may agree in its discretion) prior written notice to Administrative Agent and complying with all reasonable requirements of Administrative Agent in regard thereto; (d) other than pursuant to a Permitted Schwazze Transaction, relocate its chief executive office or principal place of business without having first provided at least 30 days (or such shorter period as to which Administrative Agent may agree in its discretion) prior written notice to Administrative Agent and complying with Section 6.8; (e) create any Subsidiary, or acquire any Subsidiary other than pursuant to a Permitted Investment, in each case, unless Obligors shall have complied with the requirements of Sections 6.12 and, if applicable, 6.13; or (f) amend, modify or otherwise change any of the terms or provisions in any of its Organic Documents in a manner materially adverse to the interests of Administrative Agent or any Lender.

7.2             Conduct of Business. Suspend or otherwise discontinue all or any material part of its business operations for any reason; move, transfer or otherwise locate any assets used at, acquired to be used at, arising from or relating to the facilities and operations conducted at any property encumbered by any Mortgage to any other property not owned or leased by an Obligor; conduct any material business outside of the United States; or engage in any business other than substantially the business engaged in by it or its Subsidiaries on the Closing Date or on the date such Obligor was joined to this Agreement.

7.3             Liens. Create, incur or suffer to exist any Lien on any of its assets other than Permitted Liens.

7.4             Investments; Asset Dispositions.

(a)            Purchase, own, invest in or otherwise acquire, directly or indirectly, (i) any Equity Interests (including the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, (ii) substantially all or a portion of the business or assets of any other Person or any division or line of business thereof, (iii) any Cannabis License (including any option to acquire any Cannabis License) or (iv) any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person except:

(x)            Permitted Investments;

(y)            reimbursement of expenses to officers or employees of Obligors in the Ordinary Course of Business and payments to officers or employees to be made as required by the Restructuring Support Agreement or the Consulting Agreement; and

(z)            any Obligor may make deposits into Deposit Accounts and Securities Accounts permitted by Sections 6.9 and 7.10.

(b)            Make any Asset Disposition (real or personal, tangible or intangible) other than Permitted Asset Dispositions.

7.5             Indebtedness. Create, incur, guarantee or suffer to exist any Indebtedness other than Permitted Indebtedness.

7.6             Restricted Payments. Directly or indirectly declare, make or pay any Restricted Payment; provided, however, that (a) each Obligor’s Subsidiaries may make Distributions to such Obligor or a Subsidiary of an Obligor that is an Obligor, (b) each Obligor may make Permitted Tax Distributions, (c) the applicable Obligor may make the Restricted Payments of such Obligor (i) (A) as required by the Consulting Agreement, (B) as contemplated under Section 8.4 of that certain Amended and Restated Limited Liability Company Agreement of Vireo Rocky Mountain (“VRM LLCA”), or (C) with respect to any Person holding Class A Units or Class C Units (as such terms are defined in the VRM LLCA) in Vireo Rocky Mountain who has or may have a put right, or is or may be subject to a call right, with respect thereto under Section 8.4 of the VRM LLCA, as may be contemplated by a separate written agreement with commercially reasonable terms between Vireo Rocky Mountain, Vireo Growth and any such Person in respect of exchange or conversion of such Person’s Class A Units or Class C Units in Vireo Rocky Mountain, (ii) if no Event of Default has occurred and is continuing or would immediately occur as a result thereof, as required by the Vireo Rocky Mountain Management Agreement or (iii) as otherwise contemplated by the Restructuring Support Agreement, (d) any Obligor may make the Restricted Payments of such Obligor required by the PharmaCann Transaction Documents, (e) [***]and (f) each Obligor and any Subsidiary of an Obligor may make Distributions so long as the Transaction Conditions are satisfied with respect to each Distribution after giving pro forma effect thereto.

7.7             ERISA. Other than as would not result in a Material Adverse Effect, withdraw from participation in, permit any full or partial termination of or permit the occurrence of any other event with respect to any Plan maintained for the benefit of an Obligor’s employees under circumstances that could reasonably be expected to result in liability to the Pension Benefit Guaranty Corporation, or any of its successors or assigns, or to any entity which provides funds for such Plan; or withdraw from any Plan described in Section 4001(a)(3) of ERISA which covers an Obligor’s employees.

7.8             Tax and Accounting Matters. File or consent to the filing of any material consolidated income tax return with any Person other than a Subsidiary of such Person; make any significant change in accounting treatment, accounting methods or reporting practices, except as required by GAAP; or establish a fiscal year different than the Fiscal Year.

7.9             Intellectual Property. (a) Allow any of its Intellectual Property to be abandoned, forfeited or dedicated to the public or (b) suffer any claim of infringement, in each case, other than to the extent the same would not reasonably be expected to result in a Material Adverse Effect.

7.10           Maintenance of Accounts. Maintain any Deposit Account, Securities Account or Commodity Account, unless such Deposit Account, Securities Account or Commodity Account is subject to a Controlled Account to the extent required by Section 6.9.

7.11           Capital Expenditures. Make or incur Capital Expenditures outside of the Ordinary Course of Business in any Fiscal Year in excess of $5,000,000 in the aggregate with all other Obligors and their respective Subsidiaries.

7.12           Changes to Material Contracts; Other Documents. (a) Amend, supplement or otherwise modify, or waive any material right under, any Material Contract if the same would be materially adverse to the interests of Administrative Agent or any Lender in their capacity as such and is not in connection with a transaction expressly permitted by the terms of this Agreement, or (c) permit any Managed Entity to incur, whether directly, as a guarantor or otherwise, any Indebtedness unless such Indebtedness would constitute Permitted Indebtedness if such Managed Entity were an Obligor.

7.13           Inconsistent Agreements. Enter into any Material Contract which violates the terms hereof or any other Loan Document.

7.14           Negative Pledge. Enter into, directly or indirectly, any agreement with any Person that prohibits or restricts or limits the ability of any Obligor or any Subsidiary thereof to create, incur, pledge or suffer to exist any Permitted Lien upon any of its respective assets (other than a document pursuant to which a Lien permitted by clause (a), (d), (f), (m), (p), (q), (r) or (s) of the definition of Permitted Liens is granted) or (other than the Loan Documents) restricts the ability of any Subsidiary of any Obligor to pay Distributions to such Obligor.

7.15           Holding Company. Unless Obligors assign their rights and obligations hereunder and under the other Loan Documents as permitted by the proviso of Section 11.6(a), Parent shall not (a) hold any assets other than the Schwazze Bonds, the Equity Interests of its Subsidiaries permitted hereunder and cash or property received as or in connection with Restricted Payments made in accordance with Section 7.6, (b) have any material liabilities other than (i) the liabilities under the Loan Documents, (ii) tax liabilities in the ordinary course of business and (iii) corporate, administrative and operating expenses in the ordinary course of business or (c) engage in any business other than (i) owning the Equity Interests of its Subsidiaries and activities incidental or related thereto and (ii) acting as a party to the Loan Documents and pledging its assets to the Administrative Agent, for the benefit of the Secured Creditors, pursuant to the Loan Documents to which it is a party.

SECTION 8.            EVENTS OF DEFAULT; REMEDIES

8.1             Events of Default. The occurrence or existence of any one or more of the following events or conditions shall constitute an Event of Default under this Agreement unless Administrative Agent otherwise agrees in its discretion:

(a)            (i) Any Borrower shall fail to pay the principal amount of any of the Obligations or any interest thereof (whether due at stated maturity, on demand, upon acceleration or otherwise), or (ii) any Obligor or any Pledgor shall fail to pay any other Obligation, in each case of this clause (ii), within [***] Business Days after the due date thereof; provided, that such cure right may not be exercised more than two times during any trailing consecutive 12-month period.

(b)            Any Obligor fails or neglects to perform, keep or observe any covenant contained in Section 6.1, 6.2, 6.3, 6.5, 6.7, 6.9, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 7 or 9.

(c)            Any Obligor or any Pledgor fails or neglects to perform, keep or observe any other covenant contained in this Agreement or any other Loan Document if the breach of such other covenant is not cured to Administrative Agent’s reasonable satisfaction within 30 days after receipt by such Person of notice from Administrative Agent of such failure or neglect.

(d)            Any representation, statement, report or certificate made or delivered by any Obligor or any Pledgor to Administrative Agent or any Lender under or pursuant to this Agreement or any other Loan Document is not true and correct, in any material respect, when made or deemed made or furnished.

(e)            An Insolvency Proceeding (i) is commenced against any Obligor or any Pledgor and is not dismissed within 60 days thereafter or (ii) is commenced by any Obligor or any Pledgor.

(f)             One or more judgments in excess of the EOD Threshold Amount in the aggregate shall be entered against any Obligor or any Pledgor and (i) enforcement proceedings shall have been commenced by any creditor upon such judgment, (ii) there shall be any period of [***] consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect or (iii) results in the creation or imposition of a Lien upon any portion of the Collateral that is not a Permitted Lien.

(g)            There is a default, after the expiration of any applicable cure period, under any agreement, mortgage or indenture to which any Obligor or any Pledgor is a party with a Person with an outstanding balance owed in excess of the EOD Threshold Amount, if, as a result of such default the Indebtedness or other obligation evidenced or secured by any such agreement may be accelerated or demand for payment thereof may be made.

(h)            Any Guarantor or any Pledgor dies; revokes or attempts to revoke any Loan Document signed by such Person; repudiates or disputes such Person’s liability thereunder; or is in default after the expiration of any applicable cure period under the terms thereof.

(i)             A Reportable Event shall occur which Administrative Agent, in its reasonable discretion, shall determine constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or the appointment by the appropriate United States district court of a trustee for any Plan or if any Borrower or any other Obligor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments in excess of the EOD Threshold Amount in the aggregate to a Plan resulting from such Borrower’s or such other Obligor’s complete or partial withdrawal from such Plan.

(j)             Any Obligor or any Pledgor shall challenge in any action, suit or other proceeding the validity or enforceability of any of the Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Administrative Agent, or any of the Loan Documents ceases to be in full force or effect for any reason other than a full or partial waiver or release by Administrative Agent in accordance with the terms thereof.

(k)            John Mazarakis shall fail to serve as Chief Executive Officer of Vireo Growth or any Obligor, and he shall not be replaced by a Person acceptable to Administrative Agent within 90 days of the date on which such failure occurs.

(l)             A Change of Control shall occur.

(m)            A Change in Law shall occur, or any Obligor shall engage in any Restricted Cannabis Activity.

(n)            Any Material Cannabis License or any other material Permit of an Obligor shall be revoked, fail to be renewed by the applicable Governmental Authority, suspended or otherwise cease to be valid, subsisting and in good standing, or any Obligor shall fail to be eligible for any reason to obtain any Cannabis License or any other material Permit.

(o)            (i) Any Obligor or any Pledgor (A) shall have been found guilty of an act of fraud or (B) shall have become subject to any adverse, final, non-appealable judgment in any civil or criminal prosecution, enforcement, asset forfeiture or any other civil or criminal enforcement action or proceeding brought by any Governmental Authority with respect to any breach of US State Cannabis Law, or (ii) any officer, director or, if such Person is manager-managed, manager thereof (A) shall have been found guilty of an act of fraud or (B) shall have become subject to any adverse, final, non-appealable judgment in any civil or criminal prosecution, enforcement, asset forfeiture or any other civil or criminal enforcement action or proceeding brought by any state or local Governmental Authority with respect to any alleged breach of US State Cannabis Law; and, with respect to any of the foregoing circumstances described in this clause (ii)(B), such Person described in this clause (ii)(B) is not removed or terminated immediately after Parent is notified of such event.

(p)            Any Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid, perfected and, except to the extent permitted by the terms hereof, first priority Lien on or security interest in the Collateral covered hereby or thereby.

(q)            Any litigation or proceeding is commenced against any Obligor or any Pledgor for payment of money that results in a judgment for at least the EOD Threshold Amount.

(r)             Any of the assets of any Obligor in excess of the EOD Threshold Amount in the aggregate, or any assets pledged under a Pledge Agreement, shall be attached, seized, levied upon or subjected to a writ or distress warrant, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, levy, writ or distress warrant has not been removed, discharged or rescinded is not discharged before the earlier of 60 days after the date it first arises or five days prior to the date on which such property or asset is subject to forfeiture by such Obligor or the applicable Pledgor.

(s)            A loss of Collateral in excess of the greater of (i) the insurance coverage and (ii) the EOD Threshold Amount in the aggregate shall occur.

(t)             Any Person party to any subordination or intercreditor agreement in favor of or with Administrative Agent (other than, in each case, Administrative Agent) shall challenge in any action, suit or other proceeding the validity or enforceability of such Loan Document, the legality or enforceability of any of any Person’s obligations thereunder or the perfection or priority of any Lien granted to Administrative Agent, or such subordination or intercreditor agreement ceases to be in full force or effect for any reason other than a full or partial waiver or release by Administrative Agent and Lenders in accordance with the terms thereof.

(u)            Any Managed Entity shall have incurred, whether directly, as a guarantor or otherwise, any Indebtedness unless such Indebtedness would constitute Permitted Indebtedness if such Managed Entity were an Obligor.

8.2             Remedies. Upon or after the occurrence of an Event of Default, Administrative Agent may, in its discretion, and Administrative Agent shall, at the direction of Required Lenders, in each case, without notice to or demand upon any Obligor or any Pledgor, do any one or more of the following:

(a)            Declare all Obligations due, whereupon the same shall become without further presentment, protest, notice or demand (all of which presentment, protest, notice and demand each Obligor expressly waives) immediately due and payable (provided, that, upon the occurrence of any Event of Default described in Section 8.1(e), all Obligations shall automatically become immediately due and payable without further presentment, protest, notice or demand (all of which presentment, protest, notice and demand each Obligor expressly waives)), and Borrowers shall pay to Administrative Agent, for the benefit of Secured Creditors, the entire outstanding aggregate principal balance of, and accrued and unpaid interest on, the Loans and all other Obligations plus Lender Expenses if such principal and interest are collected by or through an attorney-at-law;

(b)            Cease advancing any money or extending any credit to or for the benefit of Borrowers under this Agreement;

(c)            Other than with respect to Excluded Assets, notify Account Debtors owing Accounts to any Obligor or lessees of any Obligor that their Accounts have been assigned to Administrative Agent, for the benefit of Secured Creditors, and that Administrative Agent, for the benefit of Secured Creditors, has a security interest therein, collect them directly and charge the collection costs and expenses to the applicable Loan Account, and such costs and expenses shall constitute Obligations secured by the Collateral;

(d)            Other than with respect to Excluded Assets, require each Obligor to (i) provide prompt written notice to its current banks to transfer all items, collections and remittances to a Controlled Account or as otherwise directed by Administrative Agent, (ii) provide prompt written notice to each Account Debtor that Administrative Agent has been granted a Lien upon all Accounts applicable to such Account Debtor and shall direct each Account Debtor to make payments to a Controlled Account or as otherwise directed by Administrative Agent, and each Obligor hereby authorizes Administrative Agent to send any and all similar notices and directions to such Account Debtors, and (iii) do anything further that may be lawfully required by Administrative Agent to create and perfect Administrative Agent’s Lien on any Collateral and effectuate the intentions of the Loan Documents;

(e)            Without the requirement of notice to or upon any Obligor or any other Person (which notice is hereby expressly waived to the maximum extent permitted by the UCC or any other applicable law), (i) with respect to any of Obligors’ Deposit Accounts in which Administrative Agent’s Liens are perfected by control under Section 9-104 of the UCC, instruct the bank maintaining such Deposit Account for the applicable Obligor to pay the balance of such Deposit Account to or for the benefit of Administrative Agent, and (ii) with respect to any of Obligors’ Securities Accounts in which Administrative Agent’s Liens are perfected by control under Section 9-106 of the UCC, instruct the securities intermediary maintaining such Securities Account for the applicable Obligor to (A) transfer any cash in such Securities Account to or for the benefit of Administrative Agent, or (B) liquidate any financial assets in such Securities Account that are customarily sold on a recognized market and transfer the cash proceeds thereof to or for the benefit of Administrative Agent;

(f)                 Take immediate possession of any Collateral, wherever located; require Obligors and Pledgors to assemble the Collateral, at Obligors’ expense, and make it available to Administrative Agent at a place designated by Administrative Agent; and enter any premises where any of the Collateral may be located and keep and store the Collateral on said premises until sold (and if said premises are the property of any Obligor or any Pledgor, then each Obligor and each Pledgor agrees not to charge any Secured Creditor for storage or other use thereof);

(g)            With or without having the Collateral at the time or place of sale, sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Administrative Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Administrative Agent shall give the applicable Obligor or Pledgor reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to such Obligor or such Pledgor at least 10 days prior to such sale or sales is reasonable notification. At any public sale Administrative Agent or any Lender may bid (including credit bid) for and become the purchaser, and Administrative Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Obligor;

(h)            (i) With notice to the applicable Obligor or Pledgor, exercise all voting rights, and all other ownership or consensual rights, in respect of the Equity Interests pledged by such Obligor or such Pledgor, but under no circumstances is Administrative Agent obligated by the terms of this Agreement or any other Loan Document to exercise such rights, and (ii) if Administrative Agent duly exercises its right to vote any of such Equity Interests in accordance with clause (i) above, each Obligor hereby appoints Administrative Agent such Obligor’s true and lawful attorney-in-fact and IRREVOCABLE PROXY to vote such Equity Interests in any manner Administrative Agent deems advisable for or against all matters submitted or which may be submitted to a vote of shareholders, partners or members, as the case may be. The power-of-attorney granted hereby is coupled with an interest and shall be irrevocable;

(i)             Petition for and obtain the appointment of a receiver, without notice of any kind whatsoever, to take possession of any or all of the Collateral and business of each Obligor and to exercise such rights and powers as the court appointing such receiver shall confer upon such receiver;

(j)             Set off any cash of any Obligor in the possession of Administrative Agent or any Lender, and apply the balances therein to the payment of the Obligations; and

(k)             Exercise any and all rights and remedies provided for herein, under the other Loan Documents, under the Uniform Commercial Code (including the UCC) and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure or to take possession of and sell any or all of the Collateral with or without judicial process.

Administrative Agent shall have the right to appoint a receiver for the property of any Obligor or a chief restructuring officer for the operation of any Obligor, and Obligors hereby consent to such rights and such appointment and hereby waive any objection Obligors may have thereto or the right to have a bond or other security posted by Administrative Agent in connection therewith.

Administrative Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (exercisable without payment of compensation to any Obligor or any Affiliate thereof) any or all of each Obligor’s patents, trademarks, tradenames and copyrights and all of each Obligor’s computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels and packaging materials, and any property of a similar nature, in advertising for sale, marketing, selling and collecting and in completing the manufacturing of any Collateral, and each Obligor’s rights under all licenses and franchise agreements shall inure to Administrative Agent, for the benefit of Secured Creditors.

The proceeds realized from any sale or other disposition of any Collateral shall be applied, after allowing two Business Days for collection, as provided in Section 2.4(d).

Notwithstanding the foregoing or anything herein or in any other Loan Document to the contrary, Administrative Agent and Lenders acknowledge that the exercise of each of their rights and remedies is subject to compliance with all applicable laws, including US State Cannabis Laws. Nothing contained in this Section 8.2 shall be deemed permission or agreement by any Obligor to permit or allow Administrative Agent or any Lender to exercise rights or remedies other than in compliance with applicable US State Cannabis Laws.

8.3             Cumulative Rights; No Waiver. All covenants, conditions, warranties, guaranties, indemnities and other undertakings of Obligors and Pledgors in any of the Loan Documents shall be deemed cumulative, and Administrative Agent and each Lender shall have all other rights and remedies not inconsistent herewith as provided under the UCC or other applicable law. No exercise by Administrative Agent or any Lender of one right or remedy shall be deemed an election, and no waiver by Administrative Agent or any Lender of any Default or Event of Default on one occasion shall be deemed to be a continuing waiver or applicable to any other occasion. No delay by Administrative Agent or any Lender shall constitute a waiver, election or acquiescence by Administrative Agent or such Lender in any failure by any Borrower, any other Obligor or any Pledgor to strictly comply with its obligations under the Loan Documents.

SECTION 9.            GUARANTY

9.1             Guaranty. Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all Obligations. Each payment made by each Guarantor pursuant to this Section 9 shall be made in lawful money of the United States in immediately available funds, and, unless otherwise required by Section 2.12(b), free and clear of, and without condition, deduction for or withholding for, any claim, counterclaim, defense, recoupment, setoff or Taxes.

9.2             Waivers. Each Guarantor hereby absolutely, unconditionally and irrevocably waives (a) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (b) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Obligations and any other notice with respect to the Obligations, (c) appointment of a receiver or keeper by Administrative Agent to take possession of Collateral and to enforce its remedies (including the identify of such receiver), (d) any requirement that Administrative Agent or any Lender protect, secure, perfect or insure any security interest or Lien or any property subject thereto or exhaust any right or take any action against any other Guarantor, or any Person or any Collateral, (e) any other action, event or precondition to the enforcement hereof or the performance by any Guarantor of the Obligations, (f) all suretyship defenses and (g) any defense arising by any lack of capacity or authority or any other defense of any Borrower or any other Guarantor or any notice, demand or defense by reason of cessation from any cause of Obligations other than payment and performance in full of the Obligations.

9.3             No Defense. No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any other Loan Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations or of any collateral security therefor shall affect, impair or be a defense hereunder.

9.4             Guaranty of Payment. The Guaranty hereunder is one of payment and performance, not collection, and the obligations of each Guarantor hereunder are independent of the Obligations of any Borrower, any other Guarantor or any other Person, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the terms and conditions of this Section 9, irrespective of whether any action is brought against any Borrower or any other Guarantor or other Persons or whether any Borrower, any other Guarantor or other Persons are joined in any such action or actions. Each Guarantor waives any right to require that any resort be had by Administrative Agent or any Lender to any security held for payment of the any Obligations or to any balance of any Deposit Account or credit on the books of Administrative Agent or any Lender in favor of any Borrower, any other Guarantor or any other Person. No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of Administrative Agent’s or any Lender’s right to proceed in any other form of action or proceeding or against any other Person unless Administrative Agent or such Lender has expressed any such right in writing. Without limiting the generality of the foregoing, no action or proceeding by Administrative Agent or any Lender against any Borrower, any other Guarantor or any other Person under any document evidencing or securing Indebtedness or any other obligation of any Borrower or any other Guarantor shall diminish the liability of any Guarantor hereunder, except to the extent Administrative Agent or such Lender receives actual payment on account of the Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of such Guarantor in respect of any Borrower, any other Guarantor or any other Person.

9.5             Indemnity. As an original and independent obligation under this Agreement, each Guarantor shall, jointly and severally, with the other Guarantors, (a) indemnify Administrative Agent and each Lender and keep Administrative Agent and each Lender indemnified against all costs, losses, expenses and liabilities of whatever kind resulting from the failure by any party to make due and punctual payment of any of the Obligations or resulting from any of the Obligations being or becoming void, voidable, unenforceable or ineffective against any Borrower (including all Lender Expenses incurred by Administrative Agent and each Lender, or any of them in connection with preserving or enforcing, or attempting to preserve or enforce, its rights under this Agreement and the other Loan Documents), and (b) pay (i) if an Event of Default exists, on demand, and (ii) otherwise, within [***] days of demand, the amount of such Lender Expenses or losses, and liabilities whether or not Administrative Agent or any Lender has attempted to enforce any rights against any Borrower or any other Person or otherwise. This Section 9.5 shall not apply to any Taxes (other than Taxes that represent costs, losses, expenses and liabilities resulting from a non-Tax claim).

9.6             Liabilities Absolute. The liability of each Guarantor hereunder shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense, setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity or unenforceability of the Obligations, any other Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:

(a)             any change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligations, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any other Loan Document, including any increase in the Obligations resulting from the extension of additional credit to any Borrower or otherwise;

(b)            any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Obligations, or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations;

(c)            the failure of Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower or any Guarantor or any other Person under the provisions of this Agreement or any other Loan Document or any other document or instrument executed and delivered in connection herewith or therewith;

(d)            any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of obligation (whether due or not) of any Borrower or any Guarantor to creditors of any Borrower or any Guarantor other than any Borrower or any Guarantor;

(e)            any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Obligations or any other assets of any Borrower or any Guarantor; and

(f)             any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guaranty hereunder or the obligations of any Guarantor, or a defense to, or discharge of, any Borrower, any Guarantor or any other Person or party hereto or the Obligations or otherwise with respect to the Loans or other financial accommodations to any Borrower pursuant to this Agreement or the other Loan Documents.

9.7             Waiver of Notice. Administrative Agent, on behalf of Secured Creditors, shall have the right to do any of the above without notice to or the consent of Guarantors and each Guarantor expressly waives any right to notice of, consent to, knowledge of and participation in any agreements relating to any of the above or any other present or future event relating to the Obligations whether under this Agreement or otherwise or any right to challenge or question any of the above and waives any defenses of such Guarantor that might arise as a result of such actions.

9.8             Secured Creditors’ Discretion. Subject to Section 10.11, each Secured Creditor may at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any Guarantor, and without incurring responsibility to any Guarantor or impairing or releasing the Obligations, apply any sums by whomsoever paid or howsoever realized to any Obligations regardless of what Obligations remain unpaid.

9.9             Reinstatement.

(a)            The provisions of this Section 9 shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon Administrative Agent or any Lender for repayment or recovery of any amount or amounts received by it in payment or on account of any of the Obligations and it repays all or part of said amount for any reason whatsoever, including by reason of any judgment, decree or order of any court or administrative body having jurisdiction over such Person or the respective property of each, or any settlement or compromise of any claim effected by such Person with any such claimant (including any Borrower, any other Obligor or any Pledgor); and in such event each Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and such Guarantor shall be and remain liable to Administrative Agent or Lenders for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person(s).

(b)            No Secured Creditor shall be required to marshal any assets in favor of any Guarantor, or against or in payment of any Obligations.

(c)            No Guarantor shall be entitled to claim against any present or future security held by any Secured Creditor from any Person for the Obligations in priority to or equally with any claim of such Secured Creditor, or assert any claim for any liability of any Borrower or any other Guarantor to such Guarantor, in priority to or equally with claims of any Secured Creditor for the Obligations, and Guarantors shall not be entitled to compete with any Secured Creditor with respect to, or to advance any equal or prior claim to any security held by any Secured Creditor for the Obligations.

(d)            If any Borrower or any Guarantor makes any payment to any Secured Creditor, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal or provincial statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each Guarantor hereunder.

(e)            All present and future monies payable by any Borrower to any Guarantor, whether arising out of a right of subrogation or otherwise, are assigned to Administrative Agent, for the benefit of Secured Creditors, as security for the liability of such Guarantor to Administrative Agent and Lenders hereunder and are postponed and subordinated to Secured Creditors’ prior right to payment in full of Obligations. All monies received by any Guarantor from any Borrower or any other Guarantor shall be held by such Guarantor as agent and trustee for Secured Creditors. This assignment, postponement and subordination shall only terminate when the Obligations are paid in full in cash and this Agreement is irrevocably terminated.

(f)             Each Borrower and each Guarantor acknowledges this assignment, postponement and subordination and, except as otherwise set forth herein, agrees to make no payments to any Guarantor without the prior written consent of Administrative Agent if an Event of Default has occurred and is continuing. Each Borrower and each Guarantor agree to give full effect to the provisions hereof.

9.10           Action Upon Event of Default. Upon the occurrence and during the continuance of any Event of Default, Administrative Agent may, without notice to or demand upon any Borrower, any Guarantor or any other Person, declare any obligations of any Guarantor under this Section 9 immediately due and payable, and shall be entitled to enforce the obligations of each Guarantor under this Section 9. Upon such declaration by Administrative Agent, Administrative Agent and Lenders are hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisions or final) at any time held and other Indebtedness or other liabilities at any time owing by Administrative Agent or Lenders to or for the credit or the account of such Guarantor against any and all of the obligations of such Guarantor now or hereafter existing hereunder, whether or not Administrative Agent or Lenders shall have made any demand hereunder against any Borrower or any other Person and although such obligations may be contingent and unmatured. The rights of Administrative Agent and Lenders hereunder are in addition to other rights and remedies (including other rights of set-off) which Administrative Agent and Lenders may have. Upon such declaration by Lenders, with respect to any claims (other than those claims referred to in the immediately preceding paragraph) of each Guarantor against any Borrower or any other Guarantors (for purposes of this Section 9.10, the “Claims”), each Secured Creditor shall have the full right on the part of such Secured Creditor in its own name or in the name of such Guarantor to collect and enforce such Claims by legal action, proof of debt in bankruptcy or other liquidation proceedings, vote in any proceeding for the arrangement of debts at any time proposed, or otherwise, each Secured Creditor and each of its officers being hereby irrevocably constituted attorneys-in-fact for each Guarantor for the purpose of such enforcement and for the purpose of endorsing in the name of such Guarantor any instrument for the payment of money. Each Guarantor will receive as trustee for Secured Creditors and will pay to Secured Creditors forthwith upon receipt thereof any amounts which such Guarantor may receive from any Borrower or any other Guarantor on account of the Claims. Each Guarantor agrees that at no time hereafter will any of the Claims be represented by any notes or other negotiable instruments or writings, except and in such event they shall either be made payable to Administrative Agent, or if payable to such Guarantor, shall forthwith be endorsed by such Guarantor to Administrative Agent. Each Guarantor agrees that no payment on account of the Claims or any security interest therein shall be created, received, accepted or retained during the continuance of any Event of Default nor shall any financing statement be filed with respect thereto by such Guarantor.

9.11           Statute of Limitations. Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by any Borrower or any other Obligor or others (including any Lender) with respect to any of the Obligations shall, if the statute of limitations in favor of an Obligor or a Pledgor against Administrative Agent or Lenders shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

9.12           Interest. All amounts due, owing and unpaid from time to time by any Guarantor under this Section 9, to the extent such amounts do not otherwise include interest accruing on the outstanding Obligations to the date all such amounts are actually paid by such Obligor, shall bear interest at the interest rate then chargeable with respect to the Loans.

9.13           Guarantor’s Investigation. Each Guarantor acknowledges receipt of a copy of each of this Agreement and the other Loan Documents. Each Guarantor has made an independent investigation of each Borrower, each other Obligor and each Pledgor and of the financial condition of each Borrower, each other Obligor and each Pledgor. Neither Administrative Agent nor any Lender has made, and neither Administrative Agent nor any Lender does make, any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Borrower, any other Obligor or any Pledgor, nor has Administrative Agent or any Lender made any representations or warranties as to the amount or nature of the Obligations of any Borrower or any other Obligor to which this Section 9 applies as specifically herein set forth, nor has Administrative Agent or any Lender or any officer, agent or employee of Administrative Agent or any Lender or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and each Guarantor expressly disclaims reliance on any such representations or warranties.

9.14           Limitation of Liability. Each Guarantor, and, by its acceptance of the Guaranty hereunder, Administrative Agent and each Lender hereby confirm that it is the intention of all such Persons that the Guaranty hereunder and the Obligations of such Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the UFTA, the UFCA or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law to the extent applicable to the Guaranty hereunder and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, Administrative Agent and each Lender, by its acceptance of the Guaranty hereunder, and each Guarantor hereby irrevocably agree that the Obligations of Guarantor under the Guaranty hereunder at any time shall be limited to the maximum amount as will result in the Obligations of Guarantor under the Guaranty hereunder not constituting a fraudulent transfer or conveyance.

9.15           Subrogation, Contribution, Etc.

(a)            To the extent that any Guarantor shall, under the Guaranty hereunder, make an Obligor’s Payment, then, without limiting its rights of subrogation against any Borrower, such Guarantor shall be entitled to contribution and indemnification from, and be reimbursed by, the Contributing Parties in an amount, for each such Contributing Party, equal to a fraction of such Obligor’s Payment, the numerator of which fraction is such Contributing Party’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Contributing Parties.

(b)            The provisions of this Section 9.15 shall in no respect limit the obligations and liabilities of each Guarantor to Secured Creditors, and each Guarantor shall remain liable to Secured Creditors for the full amount guaranteed by such Guarantor hereunder.

(c)            Notwithstanding anything to the contrary in this Section 9.15 or otherwise, each Guarantor expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Guarantor may now or hereafter have against Borrowers or the other Guarantors or any other Person directly or contingently liable for the Obligations, or against or with respect to the property or any Borrower or any other Guarantor (including any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

9.16           Termination. The provisions of this Section 9 shall remain in effect until the indefeasible payment in full in cash of all Obligations and irrevocable termination of this Agreement.

SECTION 10.          administrative agent

10.1           Appointment. Each Lender (and, if applicable, each other Secured Creditor) hereby appoints Chicago Atlantic as its Administrative Agent under and for purposes of each Loan Document and hereby authorizes Administrative Agent to act on behalf of such Lender (or, if applicable, each other Secured Creditor) under each Loan Document and, in the absence of other written instructions from Lenders pursuant to the terms of the Loan Documents received from time to time by Administrative Agent, to exercise such powers hereunder and thereunder as are specifically delegated to or required of Administrative Agent by the terms hereof and thereof, together with such powers as may be incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Creditor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Anything contained in any of the Loan Documents to the contrary notwithstanding, Administrative Agent, each other Secured Creditor and each Obligor hereby agree that (a) no Secured Creditor shall have any right individually to realize upon any of the Collateral or to enforce this Agreement or any other Loan Documents, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Secured Creditors in accordance with the terms hereof, and all powers, rights and remedies under the Loan Documents may be exercised solely by Administrative Agent, and (b) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Administrative Agent, as agent for and representative of Secured Creditors (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations (including Obligations owed to any other Secured Creditor) as a credit on account of the purchase price for any Collateral payable by Administrative Agent at such sale or other disposition.

10.2           Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

10.3           Exculpatory Provisions. Neither Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence, bad faith or willful misconduct) or (b) responsible in any manner to any Lender or any other Secured Creditor for any recitals, statements, representations or warranties made by any Obligor or any Pledgor or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Obligor or other Person to perform its obligations hereunder or thereunder. Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Obligor or any Pledgor.

10.4           Reliance by Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Obligors and Pledgors), independent accountants and other experts selected by Administrative Agent. Administrative Agent may deem and treat the payee of any note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Required Lenders (or, if so specified by this Agreement, all or other requisite Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders and all future holders of the Loans and all other Secured Creditors.

10.5           Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder, except with respect to any Default or Event of Default in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Administrative Agent receives such a notice, Administrative Agent shall give notice thereof to Lenders. Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as Administrative Agent shall deem advisable in the best interests of Secured Creditors.

10.6           Non-Reliance on Administrative Agent and other Lenders. Each Lender (and, if applicable, each other Secured Creditor) expressly acknowledges that neither Administrative Agent, nor any of its officers, directors, employees, agents, attorneys in fact or Affiliates have made any representations or warranties to it and that no act by Administrative Agent hereafter taken, including any review of the affairs of an Obligor or a Pledgor or any Affiliate of an Obligor or a Pledgor, shall be deemed to constitute any representation or warranty by Administrative Agent to any Lender or any other Secured Creditor. Each Lender (and, if applicable, each other Secured Creditor) represents to Administrative Agent that it has, independently and without reliance upon Administrative Agent or any other Lender or any other Secured Creditor, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Obligors, Pledgors and their Affiliates and made its own decision to make its Loans hereunder. Each Lender (and, if applicable, each other Secured Creditor) also represents that it will, independently and without reliance upon Administrative Agent or any other Lender or any other Secured Creditor, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Obligors, Pledgors and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide any Lender or any other Secured Creditor with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Obligor or any Pledgor or any Affiliate of an Obligor or a Pledgor that may come into the possession of Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.

10.7           Indemnification. Lenders agree to indemnify Administrative Agent in its capacity as such (to the extent not reimbursed by Obligors and without limiting the obligation of Obligors to do so), ratably according to their respective Total Credit Exposure in effect on the date on which indemnification is sought under this Section 10.7 (or, if indemnification is sought after the date upon which the Loan Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Total Credit Exposure immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of, the Loan Commitments, this Agreement, any of the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from Administrative Agent’s gross negligence, bad faith or willful misconduct. The agreements in this Section 10.7 shall survive the payment of the Loans and all other amounts payable hereunder.

10.8           Administrative Agent in Its Individual Capacity. Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Obligor or any Pledgor as though Administrative Agent were not Administrative Agent. With respect to its Loans made or renewed by it, Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not Administrative Agent, and the terms “Lender”, “Lenders”, “Secured Creditor” and “Secured Creditors” shall include Administrative Agent in its individual capacity.

10.9           Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon 20 days’ notice to Lenders and Borrowers. If Administrative Agent shall resign as Administrative Agent in its applicable capacity under this Agreement and the other Loan Documents, then Required Lenders shall appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of Administrative Agent in its applicable capacity, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent in its applicable capacity shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no applicable successor agent has accepted appointment as Administrative Agent in its applicable capacity by the date that is 20 days following such retiring Administrative Agent’s notice of resignation, such retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and Lenders shall assume and perform all of the duties of Administrative Agent hereunder until such time, if any, as Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. Notwithstanding the foregoing, Chicago Atlantic may resign as Administrative Agent, and choose a successor for such capacity, without notice to, or the consent of, Lenders (including Required Lenders) if such successor is an Affiliate of Chicago Atlantic.

10.10         Administrative Agent Generally. Except as expressly set forth herein, Administrative Agent shall not have any duties or responsibilities hereunder in its capacity as such.

10.11         Restrictions on Actions by Secured Creditors; Sharing of Payments.

(a)            Each Lender agrees that it shall not, without the express written consent of Administrative Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Administrative Agent, set off against the Obligations, any amounts owing by such Lender to any Obligor or any of their respective Subsidiaries or any deposit accounts of any Obligor or any of their respective Subsidiaries now or hereafter maintained with such Lender. Each Lender further agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Obligor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)            Subject to Section 11.18, if, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from Administrative Agent in excess of such Lender’s pro rata share of all such distributions by Administrative Agent, such Lender promptly shall (A) turn the same over to Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agent, or in immediately available funds, as applicable, for the account of all Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among Lenders in accordance with their pro rata shares; provided that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

(c)            The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Creditor that is not Administrative Agent or a Lender as long as, by accepting such benefits, such Secured Creditor agrees, as among Administrative Agent and all other Secured Creditors, that such Secured Creditor is bound by (and, if requested by Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to Administrative Agent) this Section 10, including Sections 10.11(a) and 10.11(b), and the decisions and actions of Administrative Agent and Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of Lenders) to the same extent a Lender is bound; provided that, notwithstanding the foregoing, (i) except as set forth specifically herein, Administrative Agent and each Lender shall be entitled to act in its discretion, without regard to the interest of such Secured Creditor, regardless of whether any Obligation to such Secured Creditor thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Creditor or any such Obligation and (ii) except as specifically set forth herein, such Secured Creditor shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

(d)            Without limitation of any other provision in this Agreement, if at any time Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by any Borrower, any other Obligor or any Pledgor at such time, where such payment is a Rescindable Amount, then in any such event, such Lender receiving a Rescindable Amount severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprises, in whole or in part, a Rescindable Amount.

10.12        Collateral.

(a)            Administrative Agent hereby appoints each other Secured Creditor as its agent and as sub-agent for the other Secured Creditors (and each Secured Creditor hereby accepts such appointment) for the purpose of perfecting all Liens with respect to the Collateral, including with respect to assets which, in accordance with Article 8 or Article 9, as applicable, of the Uniform Commercial Code of any applicable state can be perfected only by possession or control. Should any Secured Creditor obtain possession or control of any such Collateral, such Secured Creditor shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver possession or control of such Collateral to Administrative Agent and take such other actions as agent or sub-agent in accordance with Administrative Agent’s instructions to the extent, and only to the extent, so authorized or directed by Administrative Agent.

(b)            Each Secured Creditor acknowledges that the Loans, all other Obligations and all interest, fees and Lender Expenses hereunder constitute one indebtedness, secured by all of the Collateral. Each Lender hereby directs, in accordance with the terms of this Agreement and the other Loan Documents, as applicable, Administrative Agent to release any Lien held by Administrative Agent in connection with this Agreement and the other Loan Documents against all of the Collateral upon the earliest of (i) the payment in full of the Obligations and termination of this Agreement, (ii) the joinder of Vireo Rocky Mountain and its Subsidiaries as Guarantors and Obligors hereunder pursuant to Section 6.12 and Obligors’ compliance with the other requirements of Section 6.12 (other than the pledge of Collateral) in connection therewith, and (iii) the assignment by Obligors of their respective rights and obligations hereunder and under the other Loan Documents pursuant to Section 11.6(a).

(c)             Each Lender hereby directs Administrative Agent to execute and deliver or file or authorize the filing of such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 10.12 promptly upon the effectiveness of any such release. Upon request by Administrative Agent at any time, Lenders will confirm in writing Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.12.

10.13         Enforcement by Administrative Agent.

(a)            All rights of action under this Agreement, the Notes and the other Loan Documents shall be instituted, maintained, pursued or enforced by Administrative Agent. Any suit or proceeding instituted by Administrative Agent in furtherance of such enforcement shall be brought in Administrative Agent’s name without the necessity of joining any of the other Lenders. In any event, the recovery of any judgment by Administrative Agent shall be for the ratable benefit of all Secured Creditors, subject to the reimbursement of expenses and costs of Administrative Agent.

(b)            Administrative Agent may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of Administrative Agent (including any claim for the Lender Expenses and reasonable disbursements and advances of Administrative Agent) and the other Secured Creditors hereunder allowed in any judicial proceedings relative to any Obligor or any Pledgor, or any of their respective creditors or property, and shall be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims, and any custodian in any such judicial proceedings is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due to Administrative Agent for the Lender Expenses and reasonable disbursements and advances of Administrative Agent, and any other amounts due Administrative Agent under this Agreement or any other Loan Document. Nothing contained in this Agreement or the Loan Documents shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting this Agreement or any other Loan Document, or the rights of any holder thereof, or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.14         Obligors and Pledgors Not Beneficiaries. The provisions of this Section 10 are solely for the benefit of Administrative Agent and Lenders, may not be enforced by any Obligor or any Pledgor, and may be modified or waived without the approval or consent of any Obligor or any Pledgor.

10.15         Intercreditor and Subordination Agreements. Lenders hereby (a) authorize Administrative Agent to execute and deliver any intercreditor agreement or subordination agreement on behalf of Administrative Agent and Lenders and to perform their obligations thereunder and (b) agree to be bound by the provisions of such documents.

SECTION 11.          GENERAL PROVISIONS

11.1           Accounting Terms. Unless otherwise specified herein, all terms of an accounting character used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made, and all financial statements required to be delivered under this Agreement shall be prepared, in accordance with GAAP, applied on a basis consistent with the most recent financial statements of Borrowers and their respective Subsidiaries delivered to Lenders prior to the Closing Date and using the same method for inventory valuation as used in such financial statements, except for any changes required by GAAP or as otherwise previously disclosed to Administrative Agent prior to the Closing Date.

11.2           Certain Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. References in this Agreement to “Preamble”, “Recital”, “Sections”, “Schedules” or “Exhibits” shall be to the Preamble, Recitals, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided. All references in this Agreement or any other Loan Document to statutes shall include all amendments of same and implementing rules and regulations and any successor or replacement statutes and regulations; to any instrument or agreement (including any of the Loan Documents) shall include any and all modifications and supplements thereto and any and all restatements, extensions or renewals thereof to the extent such modifications, supplements, restatements, extensions or renewals of any such documents are permitted by the terms hereof and thereof; to any Person means and includes the successors and permitted assigns of such Person; to “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; or to the time of day means the time of day on the day in question in Chicago, Illinois, unless otherwise expressly provided in such Loan Document. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, with respect to any Default, is cured within any period of cure expressly provided in this Agreement. All references in any Loan Document to the consent, discretion, or satisfaction of, acceptability to or approval by Administrative Agent or any Lender shall be deemed to mean the consent, discretion or satisfaction of, acceptability to or approval by Administrative Agent or such Lender in its sole and absolute discretion, except as otherwise expressly provided in the applicable Loan Document.

11.3           Power of Attorney. Each Obligor hereby irrevocably makes, constitutes and appoints Administrative Agent (and any of Administrative Agent’s officers, employees or agents designated by Administrative Agent), with full power of substitution, as such Person’s true and lawful attorney, in such Person’s name after the occurrence of an Event of Default and during the continuation thereof, subject to the last paragraph of Section 8.2, and other than with respect to Excluded Assets: (a) to endorse such Person’s name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Administrative Agent’s or any Lender’s possession; (b) to sign such Person’s name on drafts against Account Debtors, on schedules and assignments of Accounts, on notices to Account Debtors and on any Account invoice or bill of lading; (c) to send requests for verification of Accounts, and to contact Account Debtors in any other manner to verify the Accounts; (d) to notify the post office authorities to change the address for delivery of such Person’s mail to any address designated by Administrative Agent, to receive and open all mail addressed to such Person, and to retain all mail relating to the Collateral and forward, within 10 Business Days of any Secured Creditor’s receipt thereof, all other mail to such Person; and (e) to do all other things necessary or advisable to accomplish the purposes of this Agreement or the other Loan Documents. The foregoing power of attorney, being coupled with an interest, is irrevocable so long as any Obligations are outstanding. Each Obligor ratifies and approves all acts of the attorney. None of Administrative Agent, any Lender or their employees, officers or agents shall be liable for any acts or omissions or for any error in judgment or mistake of fact or law except for gross negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction.

11.4           Notices and Communications. All notices, requests and other communications to or upon a party hereto shall be in writing (including electronic mail transmission or similar writing) and shall be given to such party at the physical address or electronic mailing address set forth in below or at such other physical address or electronic mailing address as such party may hereafter specify for the purpose of notice to Administrative Agent, Lenders and Obligors in accordance with the provisions of this Section 11.4:

If to Obligors:	CO Acquisition Vehicle LLC
c/o Vireo Growth Inc.
207 S. 9th Street
Minneapolis, MN 55402
Attention: Legal; CFO
E-mail: [***]

with a copy to (not to constitute service):	Eversheds Sutherland (US) LLP
277 W. Monroe St., Suite 6000
Chicago, IL 60606
Attention: Craig Alcorn and Christina Rissler
Email: [***]

If to Administrative Agent or Lender:	Chicago Atlantic Admin, LLC
420 North Wabash Avenue, Suite 500
Chicago, Illinois 60611
Attention: Loan Department
E-mail: [***]

with a copy to (not to constitute service):	Kilpatrick Townsend & Stockton LLP
1100 Peachtree Street, Suite 2800
Atlanta, Georgia 30309
Attention: Shannon C. Baxter
E-mail: [***]

Each such notice, request or other communication shall be effective (a) if given by mail, three Business Days after such communication is deposited in the U.S. Mail with first class postage pre-paid, addressed to the noticed party at the address specified herein, (b) if by nationally recognized overnight courier, when delivered with receipt acknowledged in writing by the noticed party, (c) if given by personal delivery, when duly delivered with receipt acknowledged in writing by the noticed party or (d) if given by electronic mail, unless Administrative Agent or any Lender otherwise prescribes, upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, however, that if such electronic mail is not sent during the normal business hours of the recipient, such electronic mail shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Any written notice, request or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice, request or demand is actually received by the individual to whose attention at the noticed party such notice, request or demand is required to be sent.

11.5           Performance of Obligors’ Obligations. If any Obligor or any Pledgor shall fail to discharge any covenant, duty or obligation hereunder or under any of the other Loan Documents such that an Event of Default has occurred and is continuing, Administrative Agent may, in its discretion at any time, for Borrowers’ account and at Borrowers’ expense, pay any amount or do any act required of any Obligor or any Pledgor hereunder or under any of the other Loan Documents. All Lender Expenses incurred by Administrative Agent in connection with the taking of any such action shall be reimbursed to Administrative Agent by Borrowers on demand with interest at the Default Rate from the date such payment is made or such costs or expenses are incurred to the date of payment thereof. Any payment made or other action taken by Administrative Agent under this Section 11.5 shall be without prejudice to any right to assert, and without waiver of, an Event of Default hereunder and without prejudice to the right of Administrative Agent to proceed thereafter as provided herein or in any of the other Loan Documents.

11.6           Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent other than in connection with a transaction expressly permitted by Section 7.1(a) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that Obligors may assign their rights and obligations hereunder and under the other Loan Documents, in whole but not in part, to Vireo Rocky Mountain with prior written notice from such Obligors to Administrative Agent at least five Business Days prior to such assignment (or such shorter amount of notice permitted by Administrative Agent in its discretion). No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.6(b), (ii) by way of participation in accordance with the provisions of Section 11.6(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.6(e).

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its applicable Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            other than in the case of an assignment (A) of the entire remaining amount of the assigning Lender’s applicable Loans at the time owing to it, (B) to another Lender or (C) to an Affiliate or Approved Fund of such Lender, the principal outstanding balance of the applicable Loans of the assigning Lender subject to an assignment (determined as of the date the assignment and assumption agreement described in clause (iii) below is delivered to Administrative Agent) shall not be less than $500,000, unless each of Administrative Agent and Parent otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed);

(ii)           the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (A) an Event of Default has occurred and is continuing at the time of such assignment or (B) such assignment is to a Lender or an Affiliate or Approved Fund thereof (other than Parent or one of its Subsidiaries);

(iii)          the parties to each assignment shall execute and deliver to Administrative Agent an assignment and assumption agreement in form and substance satisfactory to Administrative Agent, together with a processing and recordation fee of $3,500; provided that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an administrative questionnaire to the extent provided by Administrative Agent;

(iv)          no such assignment shall be made to a Person who is not an Eligible Assignee (it being understood and agreed that Administrative Agent shall have no liability or responsibility with respect to ensuring assignments are not made to Disqualified Institutions); and

(v)           such Lender shall provide Obligors with all applicable information required to be submitted by Obligors to Licensing Divisions pursuant to US State Cannabis Laws with respect to such assignment, and, to the extent required by US State Cannabis Laws, all consents from Licensing Divisions with respect thereto shall have been obtained.

Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 11.6(c), from and after the effective date specified in each assignment and assumption agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such assignment and assumption agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such assignment and assumption agreement, be released from its obligations under this Agreement (and, in the case of an assignment and assumption agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto in such capacity) but shall continue to be entitled to the benefits of Sections 2.6 and 11.7 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6(b) but does comply with Section 11.6(d) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.6(d).

(c)             Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Parent, shall maintain at one of its offices in Chicago, Illinois a copy of each assignment and assumption agreement delivered to it and a register for the recordation of the names and addresses of the applicable Lenders, and the applicable principal amounts (and stated interest) of the applicable Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Parent, Administrative Agent and the applicable Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Parent and Lenders, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations. Any Lender may at any time, without the consent of, or notice to, Parent or Administrative Agent, sell participations to any Eligible Assignee (it being understood and agreed that Administrative Agent shall have no liability or responsibility with respect to ensuring participations are not made to Disqualified Institutions) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its applicable Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Parent, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.12(d) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to any amendment, modification or waiver that (x) reduces the principal of any Loan or the interest rate thereon; (y) extends any stated payment date for the payment of any principal of, or interest on, any Loan; or (z) releases all or substantially all of the Collateral or all or substantially all Obligors, in each case, to the extent it affects such Participant. Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.6 and 2.12 (subject to the requirements and limitations therein, including the requirements under Section 2.12(g) (it being understood that the documentation required under Section 2.12(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.6(b); provided that such Participant (A) agrees to be subject to the provisions of Section 2.12 as if it were an assignee under Section 11.6; and (B) shall not be entitled to receive any greater payment under Section 2.12, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at Parent’s request and Borrowers’ joint and several expense, to use reasonable efforts to cooperate with Parent to effectuate the provisions of Section 2.13(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Sections 10.11(a) and 11.18(b) as though it were a Lender; provided that such Participant agrees to be subject to Sections 10.11 and 11.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Parent, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)             Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)             Disqualified Institutions. Administrative Agent shall not be responsible or have liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

11.7           General Indemnity. Each Obligor hereby agrees, jointly and severally, to indemnify and defend the Indemnitees against and to hold the Indemnitees harmless from any Indemnified Claim that may be instituted or asserted against or incurred by any of the Indemnitees. Without limiting the generality of the foregoing, this indemnity shall extend to any Indemnified Claims instituted or asserted against or incurred by any of the Indemnitees under any Environmental Laws or with respect to any Environmental Liability of any Obligor. The foregoing indemnities shall not apply to Indemnified Claims incurred by any Indemnitee as a result of its own gross negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction. Notwithstanding anything to the contrary in any of the Loan Documents, the obligations of each Obligor with respect to each indemnity given by it in this Agreement or any of the other Loan Documents in favor of Administrative Agent and each Lender shall survive the payment in full of the Obligations and termination of the Loan Documents. This Section 11.7 shall not apply to any Taxes (other than Taxes that represent Indemnified Claims resulting from a non-Tax claim).

11.8           Credit Inquiries. Each Obligor hereby authorizes Administrative Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or any Subsidiary thereof.

11.9           Survival of Representations. All representations and warranties made in this Agreement and the other Loan Documents shall survive the making of any extension of credit hereunder and the delivery of any Note and shall continue in full force and effect until the full and final payment and performance of the Obligations and the termination of the Loan Documents.

11.10         Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under applicable law. If any provision is found to be invalid under applicable law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

11.11         Indulgences Not Waivers. The failure by Administrative Agent or any Lender at any time or times to require strict performance by each Obligor or each Pledgor of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or otherwise diminish any right of Administrative Agent or any Lender thereafter to demand strict compliance and performance with such provision.

11.12         Modification.

(a)            This Agreement and the other Loan Documents, together with all other instruments, agreements, and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

(b)            Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except (x) in accordance with the provisions of this Section 11.12 or (y) as otherwise provided herein or in the other Loan Documents with respect to certain agreement, waiver and consent rights that may be exercised by Administrative Agent. Required Lenders may, or, with the prior written consent of Required Lenders, Administrative Agent may, from time to time, enter into with the relevant Obligors or Pledgors written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of Lenders, Obligors or Pledgors hereunder or thereunder, waive, on such terms and conditions as Required Lenders or Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences or consent to any acts or omissions of Obligors or Pledgors hereunder or under any other Loan Document that, but for such consent, would constitute a Default or Event of Default hereunder or thereunder; provided that no such waiver, amendment, supplement, modification, consent or waiver shall directly or indirectly:

(i)            (A) reduce or forgive any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated interest rate (provided that only the consent of Administrative Agent shall be necessary to waive any obligation of Borrowers to pay interest at the Default Rate or amend Section 2.5(b)) or (B) reduce or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of (1) waiving the applicability of any post-default increase in interest rates or (2) a waiver or amendment by Administrative Agent of any mandatory prepayment of Loans or payment of any Make-Whole Amount (which shall not constitute an extension or postponement of any date for payment of principal, interest or fees other than any Make-Whole Amount or any forgiveness of any principal, interest or fees other than any Make-Whole Amount)), in each case without the written consent of each Lender directly and adversely affected thereby;

(ii)           amend or modify any provisions of Section 2.4(c), 2.4(d), 2.4(e), 2.4(f), 2.4(g) or any Note or any other provision that provides for the pro rata nature of disbursements by or payments to Lenders, in each case without the written consent of each Lender directly and adversely affected thereby;

(iii)          amend, modify or waive any provision of this Section 11.12 or reduce the percentages specified in the definitions of the term “Required Lenders” or consent to the assignment or transfer by any Obligor of its rights and obligations under any Loan Document to which it is a party (except as expressly permitted by this Agreement, including pursuant to Section 7.1 or 7.4(b)), in each case without the written consent of each Lender directly and adversely affected thereby;

(iv)          increase the aggregate amount of any Loan Commitment of any Lender without the consent of such Lender;

(v)           amend, modify or waive any provision of Section 10 without the written consent of the then-current Administrative Agent; or

(vi)          release (A) any Borrower (except as expressly permitted by this Agreement, including pursuant to Section 7.1 or 7.4(b)), (B) all or substantially all Guarantors under Section 9 (except as expressly permitted by this Agreement, including pursuant to Section 7.1, 7.4(b) or 9), or (C) any Liens in favor of Administrative Agent or Lenders on all or substantially all of the Collateral under the Loan Documents (except as expressly permitted thereby, including pursuant to Section 7.1, 7.4(b) or 10.12), in each case without the prior written consent of each Lender; and

   provided, further, that notwithstanding anything to the contrary herein, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders shall determine whether or not to allow an Obligor to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all Lenders.

11.13         Counterparts.

(a)            This Agreement may be executed in any number of counterpart signature pages, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument. This Agreement will be deemed executed by the parties hereto when each has signed it and delivered its executed signature page to Administrative Agent by facsimile transmission, electronic transmission or physical delivery. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “DocuSign,” “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. No party hereto or to any other Loan Document shall raise the use of a facsimile machine or digital imaging and electronic mail to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or digital imaging and electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.

(b)            The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.14         Governing Law; Consent to Forum. This Agreement and the other Loan Documents are intended to take effect as sealed instruments and shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws principles thereof, except to the extent otherwise provided in the Loan Documents. Each Obligor hereby consents to the non-exclusive jurisdiction of any United States federal court sitting in or with direct or indirect jurisdiction over the Southern District of New York or any state or superior court sitting in the State of New York, Borough of Manhattan, in any action, suit or other proceeding arising out of or relating to this Agreement or any of the other Loan Documents; and each Obligor irrevocably agrees that all claims and demands in respect of any such action, suit or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such action, suit or proceeding brought in any such court or that such court is an inconvenient forum. Administrative Agent and each Lender reserves the right to bring proceedings against any Obligor in the courts of any other jurisdiction. Nothing in this Agreement or any other Loan Document shall be deemed or operate to affect the right of Administrative Agent or any Lender to serve legal process in any manner permitted by law or to preclude the enforcement by Administrative Agent or such Lender of any judgment or order obtained in such forum or the taking of any action under this Agreement or any other Loan Document to enforce same in any other appropriate forum or jurisdiction.

11.15         Waiver of Jury Trial and other Certain Rights.

(a)            To the fullest extent permitted by applicable law, the parties hereto each hereby waive the right to trial by jury in any action, suit, counterclaim, crossclaim or proceeding arising out of or related to this Agreement, any of the other Loan Documents, the Obligations or the Collateral or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party with respect thereto. Each Obligor acknowledges and agrees that the foregoing waivers are a material inducement to Administrative Agent and Lenders to enter into and accept this Agreement. Each Obligor has reviewed the foregoing waivers with their respective legal counsel and have knowingly and voluntarily waived their respective jury trial rights following consultation with such legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court. This Section 11.15 shall not restrict a party from exercising remedies under the UCC or from exercising pre-judgment remedies under applicable law.

(b)            To the fullest extent permitted by applicable law, each Obligor hereby knowingly, intentionally and intelligently waives (with the benefit of advice of legal counsel of its own choosing): (i) notice prior to taking possession or control of any of the Collateral and the requirement to deposit or post any bond or other security which might otherwise be required by any court or applicable law prior to allowing Administrative Agent or any Lender to exercise any of such Person’s self-help or judicial remedies to obtain possession of any of the Collateral; (ii) any claim against Administrative Agent or any Lender on any theory of liability, for special, indirect, consequential, exemplary or punitive damages arising out of, in connection with or as a result of any of the Loan Documents, any transaction thereunder, the enforcement of any remedies by Administrative Agent or any Lender or the use of any proceeds of any loans; and (iii) notice of acceptance of this Agreement by Administrative Agent or any Lender.

11.16         Additional Waivers. The rights and remedies of Administrative Agent and each Lender under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. Any waiver or indulgence granted by Administrative Agent or any Lender shall not constitute a modification of this Agreement or any other Loan Document, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by Administrative Agent or any Lender at variance with the terms of this Agreement or any other Loan Document such as to require further notice by Administrative Agent or any Lender of Administrative Agent’s or such Lender’s intent to require strict adherence to the terms of such Loan Document in the future. Any such actions shall not in any way affect the ability of each of Administrative Agent and Lenders, in its discretion, to exercise any rights available to it under this Agreement, under the other Loan Documents or under applicable law.

11.17         No Third-Party Beneficiaries. Neither (a) any stockholder or owner of any other Equity Interest in any Obligor or any Pledgor, (b) any employee or creditor of any Obligor or any Pledgor (other than Administrative Agent, Lenders and their respective Affiliates), nor (c) any other Person claiming by or through any Obligor or any Pledgor shall be entitled to rely on this Agreement or any other Loan Document or have any rights, remedies or claims against Administrative Agent, any Lender or any Affiliate thereof under or in connection with this Agreement or any other Loan Document.

11.18         Adjustments; Set-off.

(a)            If any Lender (each, a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the other Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The foregoing provisions of this Section 11.18 shall not apply to payments made and applied in accordance with the terms of this Agreement and the other Loan Documents.

(b)            After the occurrence and during the continuance of an Event of Default, to the extent consented to by Administrative Agent in its discretion, in addition to any rights and remedies of Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower, any other Obligor or any Pledgor, any such notice being expressly waived by Obligors to the extent permitted by applicable law, upon any amount becoming due and payable by any Obligor hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, but excluding deposit accounts that consist of cash collateral subject to Permitted Liens), and any other credits, indebtedness or claims, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of any Obligor, as the case may be. Each Lender agrees promptly to notify Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.19         Time is of the Essence. Time is of the essence of this Agreement and the other Loan Documents.

11.20         Reviewed by Attorneys. Each Obligor represents and warrants that it (a) understands fully the terms of this Agreement and the consequences of the execution and delivery hereof, (b) has been afforded an opportunity to have this Agreement reviewed by, and to discuss the same with, such attorneys and other persons as such Obligor may wish, (c) has exercised independent judgment with respect to this Agreement and the other Loan Documents, (d) has not relied on any Secured Creditor or on any Secured Creditor’s counsel for any advice with respect to this Agreement or the other Loan Documents and (e) has entered into this Agreement of its own free will and accord and without threat, duress or other coercion of any kind by any Person. Each Obligor acknowledges and agrees that this Agreement shall not be construed more favorably in favor of any Obligor, on the one hand, or any Secured Creditor, on the other hand, based upon which party drafted the same, it being acknowledged that Secured Creditors, Obligors contributed substantially to the negotiation and preparation of this Agreement.

11.21         PATRIOT Act. Each Lender hereby notifies each Obligor that it may be required to obtain, verify and record information that identifies each Obligor and each Pledgor pursuant to the requirements of the PATRIOT Act, which information includes the name and address of such Obligor or such Pledgor and other information that will allow such Lender to identify such Obligor or such Pledgor in accordance with the PATRIOT Act.

11.22         Vireo Acquisition. Notwithstanding anything to the contrary in the First Amendment or any other Loan Document, (a) any representation or warranty, statement, report, or certificate required, made, deemed made, delivered, or furnished pursuant to the Loan Documents on or after the consummation of the Vireo Acquisition by any Obligor or any of its Subsidiaries or Affiliates at any time with respect to Parent shall be deemed to exclude the period of time occurring prior to the consummation of the Vireo Acquisition, (b) no Default or Event of Default has occurred and is continuing immediately after giving effect to date of the consummation of the Vireo Acquisition, (c) no Default or Event of Default shall occur, or be deemed to occur, solely as a result of any conditions, circumstances, actions, non-actions or events, in each case, of or by Parent that occurred (or failed to occur) or existed prior to the consummation of the Vireo Acquisition, and (d) no conditions, circumstances, actions, non-actions or events, in each case, of or by Parent that occurred (or failed to occur) or existed prior to the consummation of the Vireo Acquisition will be held against any Obligor or any of its Subsidiaries in the testing of any condition, threshold, basket or otherwise.

11.23         Cannabis Laws.

(a)            The parties acknowledge that although certain US State Cannabis Laws have legalized the cultivation, distribution, sale and possession of cannabis and related products, (a) the nature and scope of US Federal Cannabis Laws may result in circumstances where activities permitted under US State Cannabis Laws may contravene US Federal Cannabis Laws, and (b) engagement in Restricted Cannabis Activities may also contravene US Federal Cannabis Laws. It is acknowledged that, as of the Closing Date, US State Cannabis Laws as in effect in the State of Colorado and the State of New Mexico contravene US Federal Cannabis Laws. Accordingly, for the purposes of this Agreement and the other Loan Documents, each representation, covenant and other provision hereof or thereof relating to compliance with applicable law will be subject to the following qualifications: (i) no representation, warranty, covenant or other agreement is made, or deemed to be made, with respect to compliance with, or application of, any US Federal Cannabis Law to the extent such US Federal Cannabis Law relates, directly or indirectly, to the unlawful nature of Cannabis Businesses; (ii) engagement in any activity that is permitted by US State Cannabis Laws but contravenes US Federal Cannabis Laws will not, in and of itself, be deemed to be non-compliance with applicable law; and (iii) engagement in any Restricted Cannabis Activity will be deemed to be non-compliance with applicable law.

(b)            Other than in connection with a Change of Law, if necessary to comply with applicable US State Cannabis Law, the parties hereby agree to (and to cause their respective assigns, participants, and Affiliates and related parties and representatives to) (i) provide Obligors with all applicable information required to be submitted by Obligors to the applicable Licensing Divisions pursuant to US State Cannabis Laws in connection with this Agreement, the Loan Documents, and the transactions contemplated hereby, and (ii) use their respective commercially reasonable efforts to cooperate with Licensing Divisions to promptly respond to any informational requests, supplemental disclosure requirements, or other correspondence from such Licensing Division and, to the extent permitted by such Licensing Division, keep all other parties hereto fully and promptly informed as to any such requests, requirements, or correspondence.

(c)             If a Change in Law occurs:

(i)            Administrative Agent, Lenders, and Parent shall seek to come to a mutual agreement with respect to addressing such Change in Law for a period of 30 days (or such longer period of time to which Administrative Agent agrees in its discretion) (the “Discussion Period”);

(ii)           To the extent no such mutual agreement is achieved during the Discussion Period, Obligors shall have until the later of (A) the date that is 90 days after the end of the Discussion Period, or such later date as is necessary to complete the refinancing of the Loans in a reasonable amount of time, so long as (1) Obligors have executed, or are in the process of negotiating in good faith, a bona fide and enforceable term sheet with respect to the refinancing of the Loans, and (2) such later date could not reasonably be expected to result in adverse consequences determined by Administrative Agent or any Lender to be material in relation to the Governmental Authority implementing such Change in Law, and (B) such other date as allowed by such Governmental Authority for the parties to become compliant with the US State Cannabis Law or US Federal Cannabis Law so changed, to repay the Obligations in full and in cash; and

(iii)          Notwithstanding anything herein or in any other Loan Document to the contrary, no Change in Law or any Default or Event of Default resulting solely and directly from such Change in Law shall be deemed to be an Event of Default; provided that, for the avoidance of doubt, any failure to make any payment required by this Section 11.23 and any engagement in any Restricted Cannabis Activity shall, in each case, constitute an immediate Event of Default.

(d)            No party shall have any right of rescission or amendment arising out of or relating to any non-compliance of this Agreement or any other Loan Document with US Federal Cannabis Laws that exist on the Closing Date or the First Amendment Date.

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